Exhibit 99.1

Coronado

Coronado Global Resources, Inc.

Financial Report

for the six month period ending

30 June 2019

Appendix 4D	3

Directors’ Report	4

1. Operating and financial review	4

2. Review of Financial Performance	6

3. Summary of financial position	6

4. Production and Development	7

5. Segment Performance	7

6. Liquidity and capital management	10

7. Outlook	10

Report of Independent Registered Public Accounting Firm	13

Condensed Consolidated Balance Sheets	14

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income	15

Unaudited Condensed Consolidated Statements of Stockholders’ Equity/Members’ Capital	16

Unaudited Condensed Consolidated Statements of Cash Flows	17

Notes to Unaudited Condensed Consolidated Financial Statements	18

Appendix A– Cautionary Notice Regarding Forward – Looking Statement	32

Appendix B – Reconciliation of Non-GAAP Financial Measures	33

Appendix C – Unaudited Pro Forma Combined Financial Information	37

Unaudited consolidated pro forma statement of operations for the six months ended June 30, 2018	38

Appendix 4D

Coronado Global Resources Inc.

ARBN 628 199 468

This report comprises the half year end financial information given to the Australian Securities Exchange (ASX) under Listing Rule 4.2A. This includes the consolidated results of Coronado Global Resources Inc. (“Coronado” or the “Company”) for the half year ended 30 June 2019 (HY19).

All amounts in this Half Year Report are denominated in United States dollars (USD) unless otherwise indicated.

Results for announcement to the market

Reporting period:	30 June 2019

Previous corresponding period:	30 June 2018

			USD$’000
Revenue from ordinary activities increased by	54%	to	1,234,335
Net Income after tax attributable to members increased by	501%	to	214,330
Net income for the period attributable to members increased by	501%	to	214,300

A detailed discussion of the Company’s operating results for the half-year ended 30 June 2019 is included in the Directors’ Report set out on pages 4 to 11.

Net tangible asset backing	Current period	Previous corresponding Period
Net tangible asset backing per ordinary security (US$)	11.80	N/A
Net tangible asset backing per CDI (US$)	1.80	N/A

Dividends and Return of Capital

Final and interim dividends per CDI	Paid or Payable on	Amount per CDI	Franked amount per CDI	Conduit foreign income component per CDI
2018 Final dividend — paid	29 March 2019	$0.060	NIL	$0.060
2018 Special dividend — paid	29 March 2019	$0.250	NIL	$0.250
2019 Interim dividend — payable	20 September 2019	$0.112	$0.112	NIL
2019 Return of Capital — payable	20 September 2019	$0.298	N/A	N/A

On 5 August 2019 the Board of Coronado declared a fully franked interim dividend of $0.112 per Chess Depository Instrument (“CDI”). The dividend will have a record date of 26 August 2019, payable on 20 September 2019. Holders of CDIs trading on the ASX who elect to receive the dividend in Australian currency will be paid based on the exchange rate on the record date. The ex-dividend date will be 23 August 2019.

On 5 August 2019 the Board of Coronado declared a return of capital of $0.298 per CDI. The return of capital will have a record date of 26 August 2019, payable on 20 September 2019. Holders of CDIs trading on the ASX who elect to receive the return of capital in Australian currency will be paid based on the exchange rate on the record date.

There are no Dividend Reinvestment Plans for the interim dividend.

Details of associates and joint venture

	30 June 2019		31 December 2018
Associate / joint venture	Holdings %	Profit contribution	Holdings %	Profit contribution
JEP Mining LLC	50	Not material	50	Not material

The profit contribution from the above joint venture or associate is not material to the Company’s net income for the period.

Coronado Global Resources Inc. Financial Report for six month period ended June 30, 2019

Directors’ Report

For the year ended 31 December 2018

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements, including the historical financial statements for Coronado Curragh and our unaudited pro forma statement of operations, and the related notes to those statements included in the Company’s Form 10 registration statement (Amendment 2) filed with the SEC on 28 June 2019.

The Directors of Coronado Global Resources Inc. present the operating and financial review of the consolidated entity for the half year ended 30 June 2019. The information in this review provides information to assist readers in assessing the operations, financial position and business strategies of Coronado.

The principal activity of Coronado during the period was the development and operation of premium quality metallurgical coal mines in Queensland, Australia (Curragh) and in Pennsylvania, Virginia and West Virginia in the United States of America (Buchanan, Logan and Greenbrier).

In the opinion of the Directors, there were no significant changes in the state of affairs of the Company that occurred during the financial period ended 30 June 2019 that have not been noted in the review of operations.

The Curragh mine was acquired on 29 March 2018, representing a partial half year period.  To provide investors with comparable analysis, financial data in this report is provided on a statutory and proforma basis to enable comparisons to be made as if the Curragh mine was owned for the six-month period ended 30 June 2018. Therefore, all commentary is provided on proforma basis unless otherwise stated.

1.                          Operating and financial review

Safety

•         Safety metrics continued to be better than national industry averages across the group with Australian rolling 12-month TRIFR of 5.46 and US rolling 12-month TRIR of 1.65

•         Buchanan operations recorded 1 million man-hours without a lost time incident which was recognised by the Department of Mining Minerals and Energy with an award for “Best Large Deep Mine in the State of Virginia”

Financial performance

•         Reported HY19 Net Income of $214.3 million, up 92.7% compared to HY18

•         Reported HY19 Net Income of $214.3 million, up $178.7 million compared to HY18 Statutory Net Income

•         Adjusted EBITDA(1) of $405.4 million, up 54.1% compared to HY18

•         Group mine cost of $51.4 per tonne, $6.4 per tonne (11.1%) less than HY18 as a result of operational improvements and higher production volumes

•         Revenue of $1,234.3 million, up $118.1 million (10.6%) compared to HY18 driven by improved realised metallurgical pricing of $137.5 per tonne, higher percentage of metallurgical coal sold, and increased sales volumes

•         Cash balance of $46.3 million with no drawn debt as at 30 June 2019

Operational performance

•         ROM production of 16.7Mt, up 7.3% compared to HY18 driven by operating efficiencies at Curragh

•         Saleable production of 10.4Mt, increased 1.8% compared to HY18 due to improvements in CHPP reliability at Curragh

•         Sales volumes of 10.4Mt, up 5.3% compared to HY18 as a result of improved rail availability at Curragh

•         US operations realised metallurgical pricing of $117.0 per tonne, up 7.4% compared to HY18 due to enhanced metallurgical coal product mix and stronger metallurgical coal market pricing

•         New Curragh mine plan targets 15Mt of production per annum by 2023, providing an additional 6Mt of production above the Prospectus 5 year forecast

•         New Curragh mine plan includes incremental growth from Stanwell Reserved Area and accelerated growth from commencing production and accelerated growth from Curragh Main (East)

(1)  All references to “EBITDA” in this Directors’ Report means EBITDA adjusted for non-recurring items

Corporate

•         Successfully executed the New Coal Supply Agreement with Stanwell Corporation which concludes the acquisition of the Stanwell Reserved Area

•         Curragh’s new 3-year employee Enterprise Agreement approved by Fair Work Australia and now in effect

•         Received unconditional, credit approved offers to increase the Syndicated Facility Agreement (SFA) from $350 million to $500 million and to extend the term of the facility to February 2023

•         In advanced stages of negotiations with Aurizon and Pacific National for additional rail haulage services to support expansion of Curragh to 15Mt per annum

•         Agreed Substitute Shipper Deed with a WICET shareholder and Substitution Notice with WICET for additional port capacity till June 2022.  Aurizon Network has confirmed availability of rail access capacity to support higher railings to WICET from Curragh

	Statutory		Proforma
$US	HY19	HY18	HY18	Variance %
Saleable production (Mt)	10.4	7.4	10.2	1.8%
Sales volumes (Mt)	10.4	7.2	9.9	5.3%
Revenue ($m)	1,234.3	799.7	1,116.2	10.6%
Metallurgical coal sales %	79.5	79.8	77.4	2.7%
Thermal coal sales %	20.5	20.2	22.6	(9.3)%
Operating costs ($m)	811.2	585.6	840.3	(3.4)%
Mining costs ($m)	533.7	424.6	570.1	(6.4)%
Operating costs per tonne sold ($)	78.1	79.5	85.2	(8.3)%
Mining costs per tonne sold ($)	51.4	57.6	57.8	(11.1)%
Net Income ($m)	214.3	35.7	111.2	92.7%
EBITDA ($m)	405.4	141.8	263.0	54.1%

Reconciliation of Adjusted EBITDA (Non-GAAP Financial Measure)

	Statutory		Pro forma
$US	HY19	HY18	HY18
Net Income ($m)	214.3	35.7	111.2
Add: Depreciation, depletion and amortisation ($m)	85.3	64.4	86.6
Add: Net interest expense ($m)	17.3	25.5	31.1
Add: Other FX (gain) losses ($m)	(0.5)	6.8	6.5
Add: Loss on debt extinguishment ($m)	—	3.9	—
Add: Income tax expense ($m)	89.0	5.5	27.6
EBITDA ($m)	405.4	141.8	263.0

2.                          Review of Financial Performance

Coronado’s HY19 financial results outperformed the previous corresponding period with Group EBITDA of $405.4 million, 54.1% higher than HY18.  This result was driven by increased sales volumes, higher realised pricing for metallurgical coal, improved metallurgical coal sales mix and a reduction in mining costs due to higher production and operating efficiencies.

Net income increased by $103.1 million from $111.2 million in HY18, to $214.3 million for HY19.  This increase reflected higher operating income, lower interest expense and debt extinguishment costs incurred in HY18.   Lower other expenses of $16.2 million was partly offset by a higher income tax expense of $89.0 million.

Reconciliation of Underlying Net Income ($ Million)	HY19	HY18 Proforma	Var
Net Income	214.3	111.2	103.1
Add back:
Curragh Acquisition Cost	—	6.4	(6.4)
Underlying Net Income	214.3	117.6	96.7

Total Group Revenue for the six-month period was $1,234.3 million, $118.1 million (10.6%) above HY18.  The strong revenue performance was driven by increased sales volumes from Curragh and a greater exposure to export market pricing for the US Operations.  Improved rail availability at Curragh during the second quarter was a key contributor to the increase in sales volumes.

Group mining costs per tonne sold of $51.4 per tonne was $6.4 per tonne (11.1%) lower than HY18.  This was predominantly due to higher production volumes (10.4Mt versus 10.2Mt) and a 6.4% decrease in mining costs compared to HY18.  The reduction in mining costs was mainly attributed to Curragh which, in HY18, was negatively impacted by a $21.4 million fair value adjustment, recognised to coal inventories on the acquisition of Curragh and unplanned CHPP outages.  Total operating costs were $811.2 million, down 3.4% compared to HY18.  Further information relating to total operating cost performance is provided in the Segment Performance section of this report.

3.                          Summary of financial position

Cash Flow ($ Million)	HY19 Statutory	HY18 Statutory	Var
Net cash from Operating Activities	301.2	141.6	112.7%
Cash outflow for Investing Activities	(67.3)	(584.3)	(88.5)%
Financing Cash Flows	(312.1)	701.1	(144.5)%
Net change in cash and cash equivalents	(78.2)	258.4	(130.3)%
Effect of exchange rate changes	(0.4)	(2.4)	(83.3)%
Cash at beginning of period	124.9	28.1	344.5%
Closing Cash Balance	46.3	284.1	(83.7)%

Statutory Operating cash flow for HY19 of $301.2 million was $159.6 million higher than HY18.  The increase in cash from operating activities during HY19 was primarily due to the six-month cash contribution from Curragh, compared to a three-month contribution in HY18 and an improvement in operating performance of the US assets.

Statutory Cash flows from investing activities was $67.3 million for the reporting period. Capital expenditure for HY19 was $66.4 million of which $15.4 million related to Curragh. The balance of $51.9 million related to the US operations with a significant portion used to establish the new sources of production at the Logan complex.  Included in the HY18 cash flows is the consideration of $537.2 million for the purchase of the Curragh mine.

Statutory Cash used in financing activities was $312.1 million for HY19 compared to $701.1 million in HY18.  HY19 included $299.7 million for dividends paid to shareholders and $12.7 million for payments of contingent royalties to Wesfarmers under the Value Share Mechanism. Cash from financing activities for HY18 included $700 million of proceeds from borrowings and a contribution of $151.3 million from members of Coronado Group LLC used for the purchase of Curragh and the repayment of a $175 million term loan on 29 March 2018.

As at 30 June 2019 Coronado had $46.3 million of cash on hand with no drawn debt.

4.                          Production and Development

Measures		HY19	HY18	HY18 (Proforma)	% Change vs Proforma
ROM Production	Mt	16.7	12.0	15.5	7.3%
Curragh	Mt	8.9	4.1	7.6	16.1%
Buchanan	Mt	3.6	3.6	3.6	—%
Logan	Mt	3.7	3.7	3.7	—%
Greenbrier	Mt	0.5	0.6	0.6	(14.3)%

Saleable Production	Mt	10.4	7.4	10.2	1.8%
Curragh	Mt	6.3	3.2	6.1	3.1%
Buchanan	Mt	2.4	2.3	2.3	—%
Logan	Mt	1.5	1.5	1.5	—%
Greenbrier	Mt	0.3	0.4	0.4	(13.0)%
% Metallurgical coal	%	83.6	79.4	77.8	7.5

ROM production for HY19 increased by 7.3% to 16.7 Mt compared to HY18.  A key driver of the increase was the dragline and mining efficiency improvements at Curragh.  Logan’s ROM production performance remained stable as new mining operations commenced production in HY19.  Mining at Greenbrier continued to stabilise as the operations recovered from equipment failures at the end of 2018.

Saleable production for HY19 of 10.4Mt was up 1.8% compared to HY18.  Improvements in CHPP reliability at Curragh during the period led to more effective operating hours.  Buchanan and Logan saleable production was broadly consistent with HY18.  Logan experienced an inventory build-up at the end of HY19 due to timing impacts caused by logistical issues at the Kinder Morgan Pier IX port facility.  These volumes are expected to be recovered in the second half of FY19.

5.                          Segment Performance

Curragh

$US	HY19	HY18 Pro forma	Var
Sales volumes (Mt)	6.4	5.8	10.3%
Total revenues ($m)	794.2	703.9	12.8%
Coal revenues ($m)	775.9	688.0	12.8%
Average realised price per Mt sold ($)	121.5	118.8	2.3%
Metallurgical sales volumes (Mt)	4.8	4.1	17.1%
Metallurgical coal revenues ($m)	728.0	638.8	14.0%
Average realised metallurgical price per Mt sold ($)	152.3	154.7	(1.5)%
Mining costs ($m)	272.2	323.2	(15.8)%
Mining costs per Mt sold ($)	42.6	55.8	(23.6)%
Operating costs ($m)	522.2	541.7	(3.6)%
Operating costs per Mt sold ($)	81.8	93.6	(12.6)%
Segment EBITDA ($m)	271.7	164.8	64.9%

Coal revenues increased by $87.9 million (12.8%) to $775.9 million for the HY19 compared to $688.0 million for the HY18. This was driven by a 0.7Mt increase in metallurgical coal sales to 4.8Mt, which was 17.1% higher than HY18.

Operating costs decreased by $19.5 million (3.6%) to $522.2 million for HY19 compared to HY18, primarily driven by a 23.6% decrease in mining costs per tonne sold due to improved mining efficiencies.  Mining costs per tonne sold in HY18 was negatively impacted by a $21.4 million fair value adjustment (recognised against coal inventories on the acquisition of Curragh that was subsequently unwound during HY18 as the coal was sold) and an unplanned CHPP maintenance shutdown at Curragh. The decrease in pro forma operating costs in FY18 was partially offset by higher Stanwell rebates which increased by $9.0 million due to higher sales volumes.

EBITDA for HY19 was $271.7 million, an increase of $106.9 million (64.9%) compared to HY18.  Lower operating costs and higher coal revenues contributed to the higher EBITDA result. Curragh has a scheduled shutdown in September 2019 to perform maintenance works to further improve plant and infrastructure reliability.  The impact of this planned shutdown has been allowed for in the Company’s guidance.  Further to this, the tender process for the Curragh North Mining contract is ongoing and a decision to award a contract is anticipated to be made in the September 2019 quarter.

Buchanan

$US	HY19	HY18	Var
Sales volumes (Mt)	2.4	2.4	—
Total revenues ($m)	251.4	260.5	(3.5)%
Coal revenues ($m)	251.4	260.5	(3.5)%
Average realised price per Mt sold ($)	103.9	109.3	(5.0)%
Metallurgical sales volumes (Mt)	2.3	2.3	—
Metallurgical coal revenues ($m)	245.0	253.3	(3.3)%
Average realised metallurgical price per Mt sold ($)	106.0	111.8	(5.2)%
Mining costs ($m)	130.3	123.9	5.2%
Mining costs per Mt sold ($)	53.8	52.0	3.5%
Operating costs ($m)	135.1	160.8	(16.0)%
Operating costs per Mt sold ($)	55.8	67.5	(17.3)%
Segment EBITDA ($m)	116.4	99.7	16.8%

Coal revenues decreased by $9.1 million (3.5%) to $251.4 million for HY19 compared to $260.5 million for HY18. This decrease was driven by lower average realised pricing due to import tariffs imposed by China on U.S. coal and changes in sales mix.  This was partially offset by stronger pricing on domestic metallurgical sales.

Total operating costs improved $25.7 million to $135.1 million for the HY19 compared to HY18.  The key drivers were the release in the provision for the CONSOL Energy contingent royalty as payments were made and mining a greater percentage of owned coal versus leased coal, thereby realising a reduced royalty expense.  This improvement was partially offset by increased mining costs of $6.4 million due to adverse mining conditions experienced in the March 2019 quarter.  The overall improvement in operating costs resulted in a corresponding improvement in operating costs per tonnes sold of $11.7/t for HY19 compared to HY18, as sales volumes remained the same.

EBITDA for Buchanan for HY19 was $116.4 million, an increase of $16.7 million (16.8%) compared to HY18.

During HY19 Buchanan recorded 1 million man-hours without a lost time incident which was recognised by the Department of Mining Minerals and Energy with an award for Best Large Deep Mine in the State of Virginia.

The Buchanan team successfully completed a scheduled longwall move to the southeast area of the mine in June 2019.  The new mining location is expected to deliver more stable mining conditions for the balance of 2019.  There are no longwall moves scheduled for the September 2019 quarter at Buchanan.  The next longwall move is currently scheduled for October 2019 which will further support the successful delivery of its production objectives.

Logan

$US	HY19	HY18	Var
Sales volumes (Mt)	1.3	1.3	—
Total revenues ($m)	155.9	112.7	36.6%
Coal revenues ($m)	153.6	112.7	36.4%
Average realised price per Mt sold ($)	114.4	84.8	34.9%
Metallurgical sales volumes (Mt)	0.9	0.9	—
Metallurgical coal revenues ($m)	131.4	93.2	41.0%
Average realised metallurgical price per Mt sold ($)	139.0	103.4	34.5%
Mining costs ($m)	104.8	89.2	17.5%
Mining costs per Mt sold ($)	78.0	67.1	16.2%
Operating costs ($m)	120.9	99.4	21.6%
Operating costs per Mt sold ($)	90.0	74.8	20.3%
Segment EBITDA ($m)	35.3	15.5	127.7%

Coal revenues increased by $41.0 million (36.4%) to $153.6 million for HY19 compared to HY18. This increase was driven by a higher average realised price for High Volatile metallurgical coal due to an increase in committed contracts being linked to export market pricing and improved product mix.

HY19 total operating costs at Logan increased $21.5 million (21.6%) to $120.9 million compared to HY18.  Mining costs increased to $15.6 million due to challenging mining conditions at existing operations and higher production costs related to the new sources of metallurgical coal production coming online.  Freight expenses increased $2.9 million due to new rail and port arrangements with certain customers.  Other royalties increased $3.0 million due to higher revenues.

EBITDA increased by 127.7% to $35.3 million for HY19 compared to HY18.  This was a result of the increase in committed contracts being linked to export market pricing and improved product mix.

As a result of a 35% decline in domestic thermal prices since the beginning of 2019, a detailed operational review of the Toney Fork surface operations was conducted.  Following this review, a decision was made to curtail 50% of the production from the Toney Fork surface operation.  This resulted in a 0.5Mt reduction in Logan’s forecast production for FY19.  However, this is expected to have a minimal impact on the financial position of Logan as metallurgical coal production at the three new operations will partially offset the lower thermal coal production from the Toney Fork surface mine.

Greenbrier

$US	HY19	HY18	Var
Sales volumes (Mt)	0.2	0.4	(50.0)%
Total revenues ($m)	32.8	38.2	(14.1)%
Coal revenues ($m)	31.6	36.7	(14.0)%
Average realised price per Mt sold ($)	133.6	101.4	31.8%
Metallurgical sales volumes (Mt)	0.2	0.3	(33.3)%
Metallurgical coal revenues ($m)	31.1	36.0	(13.7)%
Average realised metallurgical price per Mt sold ($)	138.3	104.1	32.9%
Mining costs ($m)	26.4	33.9	(22.0)%
Mining costs per Mt sold ($)	111.9	93.7	19.4%
Operating costs ($m)	33.0	38.3	(13.9)%
Operating costs per Mt sold ($)	139.5	105.9	31.7%
Segment EBITDA ($m)	(0.1)	1.0	(108.2)%

Coal revenues decreased by $5.1 million (14.0%) to $31.6 million for HY19 compared to HY18. This decrease was driven by lower sales volumes which were partially offset by higher average realised prices. The lower sales volumes primarily related to the exhaustion of the Pollock Knob reserve, lack of purchased coal available for blending, and lower production volumes due to adverse geological mining conditions and equipment downtime in 1Q 2019.

For HY19 total operating costs improved by $5.3 million to $33.0 million compared to HY18, primarily due to lower sales volumes.  This was partially offset by an increase in freight expense driven by new rail and port arrangements with a number of customers.  Operating costs per tonnes sold increased by $31.7 to $139.5 of which $18 per tonne was attributable to increased freight expenses.  Lower production volumes also impacted average costs per tonne.

EBITDA declined $1.1 million to a loss of $0.1 million for HY19, due to lower volumes sold during the period.

6.                          Liquidity and capital management

Our objective in managing risks related to liquidity is to ensure that the Company has sufficient liquid assets and funding to satisfy any anticipated and unanticipated financial commitments when they are due.

Our principal sources of funds are cash flows from operations, cash and cash equivalents and the $350 million Syndicated Facility Agreement.

Our main uses of cash have historically been the funding of operations, working capital, funding for capital expenditure, meeting debt service obligations, acquisitions and shareholder returns as required.

Liquidity as of June 30, 2019 and December 31, 2018 was as follows:

($US million)	June 2019	Dec 2018	Variance $
Cash, excluding restricted cash	46.0	124.7	(78.7)
Availability under Revolving Syndicate Facility Agreement	350.0	350.0	—
Total	396.0	474.7	(78.7)

As of 30 June 2019, available liquidity was $396.0 million comprising cash and cash equivalents of $46.0 million and $350.0 million of available funds from borrowing facilities. As of December 31, 2018, available liquidity was $474.7 million comprising cash and cash equivalents of $124.7 million and $350.0 million of available funds from borrowing facilities.

7.                          Outlook

Operations

The Company’s key focus for the balance of 2019 will be to commence the implementation of the new Curragh mine plan that is expected to increase Curragh’s saleable production to 15Mt by 2023.  The infrastructure contracts relating to rail and near-term port capacity that underpin the expansion plans, are expected to be completed during the September 2019 quarter.  A long-term port solution post 2022 is currently being negotiated with WICET and the representative shippers.  The capital program to improve the train load out performance and related CHPP capital works will be advanced, with detailed construction and procurement activities to commence in the near term.

The tender process for the Curragh North Mining contract is expected to be finalised with a decision to award the contract expected in the September 2019 quarter.  The Company will also continue to drive improvements to dragline performance and CHPP reliability at Curragh to further enhance the operations.

At Buchanan, the successful longwall move in June is anticipated to deliver more stable operations for the balance of 2019.  The next longwall move is currently scheduled for October 2019 which will further support the successful delivery of its production objectives.

The operational performance of Logan’s new mines is expected to further improve in the second half of the year.  The curtailment of Toney Fork’s surface mine operations will remain in place until there is a material improvement to US thermal coal market pricing.  The lower production at the Logan complex will have minimal impact on Logan’s overall financial performance as the reduction in thermal coal will be partially offset by the production of higher quality metallurgical coal from the new mine areas.

The strong focus on maintaining the highest standards of safety across all operations will continue to be a key priority for the Board and management.  In light of the recent safety incidents in the mining sector in Queensland, the Company will implement the industry’s key initiative to activate a comprehensive safety reset before the end of August 2019.

As announced with the Quarterly Report on 18 July 2019, the production guidance was revised to 21.1Mt to 21.6 Mt to reflect the 0.5Mt reduction in thermal coal production.  There has been no change to the expected metallurgical coal production for the full year and Coronado reaffirms its EBITDA guidance of $737 to $807 million.  The cost guidance of $51 to $52 per tonne and the capex guidance of $160 to $180 million is reaffirmed.

Coal Market Outlook

Demand for seaborne metallurgical coal has been impacted by a slowing global economy, high cost of raw materials impacting steel producers cash margins and steel production cuts in Europe and Brazil.  This has resulted in the seaborne Platts Premium Low Volatile Hard Coking Coal price moderating from $210 in January 2019 to $194 at the end of June 2019.

Spot availability is increasing in the Atlantic and Pacific markets.  As the market pricing for seaborne metallurgical coal is heavily influenced by China, the tariffs on US coal imports as well as the potential port restrictions of Australian coal may result in near term price volatility.

More recently the Platts Premium Low Vol HCC index has reduced from $194 per tonne to $165 per tonne. The moderation in price primarily reflects increasing uncertainty on the application of potential port restrictions in China on Australian coal for the balance of FY19. This has led to subdued activity in the spot market by intermediaries which has impacted current prices. Physical seaborne metallurgical coal trade flows have remained robust with world steel production(2) in the first half of 2019 increasing by 4.9% year on year to 925.1Mt. The growth in production is underpinned by a 10% increase in Chinese production to 492.2Mt. It is expected that the price for seaborne metallurgical coal will remain volatile in the near term as the market will be heavily influenced by potential port restrictions of coal into China and tariffs on US coal imports.

Notwithstanding the potential for near term pricing volatility, the fundamental long-term demand for metallurgical coal remains sound.  India continues to be the largest growth market for Coronado with demand for seaborne metallurgical coal forecasted to increase by 5% compounding over the next 5 years.  Demand from Japan, South Korea and Taiwan is expected to remain stable, underpinned by high-quality steel production in this region.  Import demand of seaborne metallurgical coal into China is expected to be impacted by near term factors such as tariffs and potential port restrictions.  However, the underlying demand for high quality, low impurity hard coking coal from Australia and the US is forecast to continue as steel and coke makers in China continue to face tight environmental controls.

Signed in accordance with a resolution of the Directors:

Bill Koeck

Chairman
Dated at Brisbane this 5th day of August 2019

(2) World Steel Association

Interim Financial Statements — 30 June 2019

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

Coronado Global Resources Inc.:

Results of Review of Interim Financial Information

We have reviewed the condensed consolidated balance sheet of Coronado Global Resources Inc. and subsidiaries (the Company) as of June 30, 2019, the related condensed consolidated statements of operations and comprehensive income for the three-month and six-month periods ended June 30, 2019 and 2018, the related condensed consolidated statements of changes in stockholders’ equity/members’ capital and cash flows for the six-month periods ended June 30, 2019 and 2018, and the related notes (collectively, the consolidated interim financial information). Based on our reviews, we are not aware of any material modifications that should be made to the consolidated interim financial information for it to be in conformity with U.S. generally accepted accounting principles.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheet of the Company as of December 31, 2018, and the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity/members’ capital, and cash flows for the year then ended (not presented herein); and in our report dated February 18, 2019, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2018, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

Basis for Review Results

This consolidated interim financial information is the responsibility of the Company’s management. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our reviews in accordance with the standards of the PCAOB. A review of consolidated interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the PCAOB, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

/s/ KPMG LLP

Richmond, Virginia

August 5, 2019

Condensed Consolidated Balance Sheets

(In US$ thousands, except share data)

		(Unaudited)
		June 30,	December
	Note	2019	31, 2018
Assets
Current assets:
Cash and restricted cash		$46,251	$124,881
Trade receivables		204,248	206,127
Related party receivables	18	59,665	36,716
Income tax receivable		—	12,017
Inventories	6	129,424	95,103
Other current assets		40,722	40,914
Total current assets		480,310	515,758
Non-current assets:
Property, plant and equipment, net	7	1,603,087	1,618,558
Right of use asset — operating leases, net	10	64,343	—
Goodwill	8	28,008	28,008
Intangible assets, net	8	5,221	5,402
Deposits and reclamation bonds		12,541	11,635
Deferred income tax assets		7,779	11,848
Other non-current assets		17,194	18,355
Total assets		$2,218,483	$2,209,564
Liabilities and Stockholders’ Equity/Members’ Capital
Current liabilities:
Accounts payable		$41,084	$42,962
Accrued expenses and other current liabilities	9	252,351	243,496
Income tax payable		33,024	9,241
Asset retirement obligations		7,719	7,719
Contingent royalty consideration	16	7,293	26,832
Contract obligations	13	35,066	39,116
Lease liabilities	10	28,128	1,308
Other current financial liabilities		13,126	7,727
Total current liabilities		417,791	378,401
Non-current liabilities:
Asset retirement obligations		122,864	118,072
Contract obligations	13	224,433	253,578
Deferred consideration liability	14	164,148	155,332
Other financial liabilities		2,697	4,073
Lease liabilities	10	52,902	2,481
Contingent royalty consideration	16	3,131	3,371
Deferred income tax liabilities		54,885	38,838
Other non-current liabilities		1,680	1,610
Total liabilities		1,044,531	955,756
Common stock $0.01 par value; 1,000,000,000 shares authorized, 96,651,692 shares are issued and outstanding as of June 30, 2019 and December 31, 2018		967	967
Series A Preferred stock $0.01 par value; 100,000,000 shares authorized, 1 Share issued and outstanding as of June 30, 2019 and December 31, 2018		—	—
Additional paid-in capital		1,108,041	1,107,948
Accumulated other comprehensive loss		(44,202)	(49,609)
Retained earnings		108,868	194,220
Noncontrolling interest		278	282
Total stockholders’ equity		1,173,952	1,253,808
Total liabilities and stockholders’ equity		$2,218,483	$2,209,564

See accompanying notes to unaudited condensed consolidated financial statements

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income

(In US$ thousands, except share data)

		Three Months Ended		Six Months Ended
		June 30,		June 30,
	Note	2019	2018	2019	2018
Revenues:
Coal revenues	4	$495,385	$479,021	$919,329	$571,343
Coal revenues from related parties	4, 18	135,305	98,489	293,158	213,003
Other revenues	4	11,767	14,020	21,848	15,337
Total revenues		642,457	591,530	1,234,335	799,683
Costs and expenses:
Cost of coal revenues (exclusive of items shown separately below)
		264,137	305,309	533,696	424,620
Depreciation, depletion and amortization		45,508	42,594	85,279	64,402
Freight expenses		52,035	40,912	89,362	45,155
Stanwell rebate		45,847	32,812	94,674	32,812
Other royalties		49,073	67,695	93,422	82,987
Selling, general, and administrative expenses		9,242	8,513	18,311	52,283
Total costs and expenses		465,842	497,835	914,744	702,259
Operating income		176,615	93,695	319,591	97,424
Other income (expenses):
Interest expense, net		(9,087)	(18,987)	(17,264)	(25,488)
Loss on debt extinguishment		—	—	—	(3,905)
Other, net	5	(2,989)	(2,391)	1,042	(26,846)
Total other income (expense), net		(12,076)	(21,378)	(16,222)	(56,239)
Income before tax		164,539	72,317	303,369	41,185
Income tax expense	11	(47,033)	(12,995)	(89,043)	(5,534)
Net income		117,506	59,322	214,326	35,651
Less: Net loss attributable to noncontrolling interest		(4)	(2)	(4)	(4)
Net income attributable to Coronado Global Resources Inc.		$117,510	59,324	$214,330	$35,655

Other comprehensive income, net of income taxes:
Foreign currency translation adjustment		(508)	(18,695)	(1,066)	(18,695)
Net gain on cash flow hedges, net of tax		894	—	6,473	—
Total comprehensive income		$117,892	40,627	219,733	$16,956
Less: Net loss attributable to noncontrolling interest		(4)	(2)	(4)	(4)
Total comprehensive income attributable to Coronado Global Resources Inc.		$117,896	$40,629	$219,737	$16,960

Earnings per share of common stock
Basic	15	1.22		2.22
Diluted	15	1.22		2.22

See accompanying notes to unaudited condensed consolidated financial statements

Unaudited Condensed Consolidated Statements of Stockholders’ Equity/Members’ Capital

(In US$ thousands, except share data)

							Accumulated
							Other		Non-	Total
	Members’	Common Stock		Preferred Stock		Additional	Comprehensive	Retained	controlling	Stockholders’
	Capital	Shares	Amount	Series A	Amount	Paid in Capital	Income / (Loss)	Earnings	Interest	Equity
Balance December 31, 2018	$—	96,651,692	967	1	—	1,107,948	(49,609)	194,220	282	1,253,808
Net income	—	—	—	—	—	—	—	96,820	—	96,820
Other comprehensive income (net of $ 2,391 tax)	—	—	—	—	—	—	5,021	—	—	5,021
Total comprehensive income	$—	—	—	—	—	—	5,021	96,820	—	101,841
Dividends paid	—	—	—	—	—	—	—	(299,682)	—	(299,682)
Balance March 31, 2019	$—	96,651,692	967	1	—	1,107,948	(44,588)	(8,642)	282	1,055,967
Net income	—	—	—	—	—	—	—	117,510	(4)	117,506
Other comprehensive income (net of $ 383 tax)	—	—	—	—	—	—	386	—	—	386
Total comprehensive income	$—	—	—	—	—	—	386	117,510	(4)	117,892
Share-based compensation for equity classified awards	—	—	—	—	—	93	—	—	—	93
Dividends paid	—	—	—	—	—	—	—	—	—	—
Balance June 30, 2019	$—	96,651,692	967	1	—	1,108,041	(44,202)	108,868	278	1,173,952

							Accumulated
							Other		Non-	Total
	Members’	Common Stock		Preferred Stock		Additional	Comprehensive	Retained	controlling	Members’
	Capital	Shares	Amount	Series A	Amount	Paid in Capital	Income / (Loss)	Earnings	Interest	Equity
Balance December 31, 2017	$553,524	—	—	—	—	—	—	79,539	237	633,300
Net (loss)	—	—	—	—	—	—	—	(23,669)	(2)	(23,671)
Other comprehensive income	—	—	—	—	—	—	—	—	—	—
Total comprehensive income	$—	—	—	—	—	—	—	(23,669)	(2)	(23,671)
Members’ contributions	181,610	—	—	—	—	—	—	—	62	181,672
Balance March 31, 2018	735,134	—	—	—	—	—	—	55,870	297	791,301
Net income	—	—	—	—	—	—	—	59,324	(2)	59,322
Other comprehensive income	—	—	—	—	—	—	(18,695)	—	—	(18,695)
Total comprehensive income	$—	—	—	—	—	—	(18,695)	59,324	(2)	40,627
Members’ distributions	(30,274)	—	—	—	—	—	—	—	—	(30,274)
Balance June 30, 2018	704,860	—	—	—	—	—	(18,695)	115,194	295	801,654

See accompanying notes to unaudited condensed consolidated financial statement

Unaudited Condensed Consolidated Statements of Cash Flows

(In US$ thousands)

	Six Months Ended June 30,
	2019	2018
Cash Flows From Operating Activities:
Net income	214,326	35,651
Adjustments to reconcile net income to cash and restricted cash provided by operating activities:
Depreciation, depletion and amortization	85,404	64,354
Amortization of right of use asset - operating leases	10,394	—
Amortization of deferred financing costs	2,060	2,406
Non-cash interest expense	9,711	1,886
Amortization of contract obligations	(17,550)	(14,390)
Loss on disposal of property, plant and equipment	39	—
Increase (decrease) in contingent royalty consideration	(7,143)	10,973
Loss on interest rate swap	—	4,871
Equity-based compensation expense	93	—
Deferred income taxes	17,026	5,448
Reclamation of asset retirement obligations	(2,552)	(1,415)
Change in estimate of asset retirement obligation	(125)	48
Changes in operating assets and liabilities:
Accounts receivable - including related party receivables	(23,105)	(32,097)
Inventories	(34,562)	1,287
Other current assets	(2,287)	(8,154)
Accounts payable	(1,832)	10,736
Accrued expenses and other current liabilities	15,585	60,106
Operating lease liabilities	(11,073)	—
Change in other liabilities	46,807	(98)
Net cash provided by operating activities	301,216	141,612
Cash Flows From Investing Activities:
Capital expenditures	(66,430)	(46,776)
Purchase of deposits and reclamation bonds	(906)	(523)
Redemption of deposits and reclamation bonds	—	171
Acquisition of Curragh, net of cash acquired	—	(537,207)
Net cash used in investing activities	(67,336)	(584,335)
Cash Flows From Financing Activities:
Proceeds from interest bearing liabilities and other financial liabilities, net of debt discount	109,008	720,083
Proceeds from interest rate swap	—	28,251
Debt issuance costs and other financing costs	—	(41,951)
Principal payments on interest bearing liabilities and other financial liabilities	(108,073)	(155,636)
Principal payments on finance and capital lease obligations	(686)	(1,052)
Payment of contingent purchase consideration	(12,712)	—
Dividends paid	(299,682)	—
Members’ contributions (distributions), net	—	151,336
NCI member’s contributions	—	62
Net cash provided by (used in) financing activities	(312,145)	701,093
Net increase (decrease) in cash and restricted cash	(78,265)	258,370
Effect of exchange rate changes on cash and restricted cash	(365)	(2,384)
Cash and restricted cash at beginning of period	124,881	28,069
Cash and restricted cash at end of period	46,251	284,055
Supplemental disclosure of cash flow information:
Cash payments for interest	1,148	38,665
Cash paid for taxes	35,873	4,417

See accompanying notes to unaudited condensed consolidated financial statement

Coronado Global Resources, Inc.

Notes to Consolidated Financial Statements

Notes to Unaudited Condensed Consolidated Financial Statements

1.              Description of Business, Basis of Presentation

a)             Description of the Business

Coronado Global Resources Inc. (together with its subsidiaries, the “Company” or “Coronado”) is a global producer, marketer, and exporter of a full range of metallurgical coals, an essential element in the production of steel.  The Company has a portfolio of operating mines and development projects in Queensland, Australia and in the states of Pennsylvania, Virginia and West Virginia in the USA.

b)             Basis of Presentation

The interim unaudited condensed consolidated financial statements have been prepared in accordance with the requirements of the U.S. Generally Accepted Accounting Principles, or U.S. GAAP, and with the instructions to Form 10-Q and Article 10 of Regulation S-X related to interim financial reporting issued by the Securities and Exchange Commission, or the SEC.  Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements and should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s registration statement on Form 10, as amended, filed with the SEC and the Australian Securities Exchange, or the ASX, on June 28, 2019.

During the year ended December 31, 2018, Coronado Group LLC and Coronado Global Resources Inc. completed a common control reorganization, or the Reorganization Transaction, of their legal entity structure. Prior to the Reorganization Transaction in August 2018, Coronado Group HoldCo LLC, the holding company of our operations in Australia, or the Australian Operations, was a wholly-owned subsidiary of Coronado Group LLC. In connection with the Reorganization Transaction, (i) Coronado Group HoldCo LLC was converted into Coronado Global Resources Inc. in August 2018 and (ii) Coronado Group LLC contributed all of the equity ownership in our operations in the United States, or the U.S. Operations, to Coronado Coal Corporation, a wholly-owned subsidiary of Coronado Global Resources Inc. Immediately following the Reorganization Transaction, Coronado Global Resources Inc. remained a wholly-owned subsidiary of Coronado Group LLC, which is currently owned by The Energy & Minerals Group, or EMG Group, and certain members of our management.

The Reorganization Transaction was treated as a combination of entities under common control in line with Accounting Standards Codification, or ASC, 805, Business Combinations, whereby the receiving entity (the Company) recorded the contributed assets and liabilities at the carrying value of Coronado Group LLC. Prior to the Reorganization Transaction, the consolidated financial statements of the Company reflect the net assets and operations of Coronado Group LLC. The financial statements presented following the Reorganization Transaction are those of the receiving entity (the Company) and are retrospectively adjusted to present that entity as if it always held the net assets or equity interests previously held by the seller, Coronado Group LLC. As such, financial information (including comparatives) of the Company has been presented as a continuation of the pre-existing accounting values of assets and liabilities in Coronado Group LLC’s financial statements.

The interim unaudited condensed consolidated financial statements are presented in U.S. dollars, unless otherwise stated. They include the accounts of Coronado Global Resources Inc. and its affiliates. References to “US$” or “USD” are references to U.S. dollars. References to “A$” or “AUD” are references to Australian dollars, the lawful currency of the Commonwealth of Australia. The Company, or Coronado, are used interchangeably to refer to Coronado Global Resources Inc. and its subsidiaries, or to Coronado Group LLC, as appropriate to the context.  Interests in subsidiaries controlled by the Company are consolidated with any outside stockholder interests reflected as noncontrolling interests.  All intercompany balances and transactions have been eliminated in consolidation.

In the opinion of management, these interim financial statements reflect all normal, recurring adjustments necessary for the fair presentation of the Company’s financial position, results of operations, comprehensive income, cash flows and changes in equity for the periods presented.  Balance sheet information presented herein as of December 31, 2018 has been derived from the Company’s audited consolidated balance sheet at that date. The Company’s results of operations for the three and six months ended June 30, 2019 are not necessarily indicative of the results that may be expected for future quarters or for the year ending December 31, 2019.

Coronado Global Resources, Inc.

Notes to Consolidated Financial Statements

2.              Summary of Significant Accounting Policies

Please see Note 2 “Summary of Significant Accounting Policies” contained in the audited consolidated financial statements for the year ended December 31, 2018 included in Coronado Global Resources Inc.’s registration statement on Form 10, as amended, filed with the SEC and ASX on June 28, 2019.

a)             Newly Adopted Accounting Standards

Leases. In February 2016, the Financial Accounting Standards Board, or FASB, established Topic 842, Leases, by issuing Accounting Standards Update, or ASU, No. 2016-02, which requires lessees to recognize leases on the balance sheet and disclose key information about leasing arrangements. Topic 842 was subsequently amended by ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842; ASU No. 2018-10, Codification Improvements to Topic 842, Leases; and ASU No. 2018-11, Targeted Improvements. The new standard establishes a right-of-use, or ROU, model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases are classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement.

On January 1, 2019, the Company adopted ASU No. 2016-02 using the modified retrospective transition approach and elected the package of practical expedients that allows it to forgo reassessment of lease classification for leases that have already commenced.  The Company also elected the practical expedients to the new standard without restating comparative prior period financial information, to not recognize ROU assets and liabilities for operating leases with shorter than 12-month terms and to include both lease and non-lease components with lease payments.

In addition to existing finance leases and other financing obligations, the adoption of the new standard resulted in the recognition of ROU assets of $66.8 million and lease liabilities of $81.1 million related to operating leases. On adoption, the lease liability included reclassification of a terminal services contract liability of $14.3 million, which is classified as a lease under the newly adopted standard. There was no material impact to the Consolidated Statements of Operations and Comprehensive Income, the Consolidated Statements of Cash Flows, or the Company’s debt covenant calculations as a result of the adoption of ASU 2016-02.

ASU No. 2016-02 also requires entities to disclose certain qualitative and quantitative information regarding the amount, timing, and uncertainty of cash flows arising from leases.  Such disclosures are included in Note 10 “Leases”.

b)             Accounting Standards Not Yet Implemented

Financial Instruments - Credit Losses. In June 2016, the FASB issued ASU 2016-13 related to the measurement of credit losses on financial instruments. The pronouncement replaces the incurred loss methodology to record credit losses with a methodology that reflects the expected credit losses for financial assets not accounted for at fair value with gains and losses recognized through net income. This standard is effective for fiscal years beginning after December 15, 2019 (January 1, 2020 for the Company) and interim periods therein. The Company expects to adopt ASU 2016-13 as of January 1, 2020 and is in the process of evaluating the impacts of adoption.

Fair Value Measurement. In August 2018, the FASB issued ASU 2018-13, which amended the fair value measurement guidance by removing and modifying certain disclosure requirements, while also adding new disclosure requirements. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The amendments are effective for all companies for fiscal years, and interim periods within those years, beginning after December 15, 2019. The Company plans to adopt all disclosure requirements effective January 1, 2020.

c)              Reclassification

Certain amounts in the prior period Condensed Consolidated Balance Sheet have been reclassified to conform to the presentation of the current period financial statements. These related to the reclassification of capital lease liabilities included within “other financial liabilities and capital leases” and “other financial liabilities, excluding current instalments” as at December 31, 2018 to “Lease liabilities” current and non-current, respectively. These reclassifications had no effect on the previously reported net income.

Coronado Global Resources, Inc.

Notes to Consolidated Financial Statements

3.              Acquisition of Curragh Complex

On December 22, 2017, a Membership Interest and Asset Purchase Agreement, or the Agreement, was entered by Coronado Australia Holdings Pty Ltd and Coronado Group LLC in order to acquire Wesfarmers Curragh Pty Ltd from Wesfarmers Limited (since renamed Coronado Curragh Pty Ltd), which we refer to as the Curragh acquisition.  The Agreement was executed on March 29, 2018.

The aggregate base purchase price for the Membership Interest in Curragh was A$700 million and was subject to adjustments pursuant to the terms of the Agreement. The Company acquired 100% of the Membership Interest.  The operating results related to the Curragh acquisition have been included in the consolidated financial statements since March 29, 2018.

The aggregate consideration on the date of the Curragh acquisition totaled $563.8 million.

Contingent consideration recognized on the date of the Curragh acquisition, specifically the Value Share Mechanism, or VSM, of $26.6 million associated with the Curragh acquisition represents the fair value of a two-year, 25% royalty on sales from metallurgical coal mined at Curragh.  The royalty only applies to the realized price on metallurgical coal sales above $145 per metric ton.  The VSM liability is marked-to-market at each reporting date, with any fluctuations included as an operating expense in the Consolidated Statement of Operations.  The payout structure of the royalty can be replicated through a probability weighted discounted cash flow approach using a Monte Carlo simulation over a 24-month period from acquisition date.  As such, the Company developed a fair value of the royalty using a Monte Carlo simulation.

In connection with the acquisition, Coronado Australia Holdings Pty Ltd incurred acquisition related costs for the six months ended June 30, 2018 of $53.8 million, $38.5 million of which is recorded in selling, general, and administrative expenses.  The remainder, relating to foreign currency swap losses, is recorded in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income under “Other, net”.

The Curragh acquisition has been accounted for using the acquisition method of accounting which requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date.  The following table summarizes total consideration transferred and the allocation of the purchase price to the acquired assets and liabilities:

(US$ thousands)	Amount
Fair value of total consideration transferred:
Cash consideration	$537,207
Contingent consideration (Value Share Mechanism)	26,552
Total consideration transferred	563,759

Recognized amounts of identifiable assets acquired, and liabilities assumed:
Current assets	$240,966
Property, plant and equipment	851,981
Deferred income tax assets	24,432
Other long-term assets	1,831
Current liabilities	(141,611)
Contract obligations	(306,960)
Asset retirement obligations	(104,305)
Other long-term liabilities	(2,575)
Total identifiable net assets acquired	$563,759

No goodwill has been recorded in connection with this acquisition as the purchase consideration equaled the fair value of the net assets acquired.

The following pro forma summary reflects consolidated results of operation as if the Curragh acquisition had occurred on January 1, 2018 (unaudited).

(US$ thousands)	Six Months Ended June 30, 2018

Revenue	1,116,183
Net Income	111,178

The pro forma financial information was prepared based on historical financial information and has been adjusted to give effect to pro forma adjustments that are (i) directly attributable to the Curragh acquisition, (ii) factually supportable and (iii) expected to have a continuing impact on the combined results.

Coronado Global Resources, Inc.

Notes to Consolidated Financial Statements

These pro forma results are based on estimates and assumptions, which the Company believes are reasonable.  They are not the results that would have been realized had the acquisition actually occurred on January 1, 2018 and are not necessarily indicative of the Company’s consolidated results of operations in future periods.  The pro forma results include adjustments related to purchase accounting, depreciation of property and equipment, and do not include any anticipated synergies or other expected benefits that may be realized from the Curragh acquisition.

The pro forma results for the six months ended June 30, 2018 exclude non-recurring adjustments of $53.8 million of transaction costs.

4.              Segment Information

The Company has a portfolio of operating mines and development projects in Queensland, Australia and in the states of Pennsylvania, Virginia and West Virginia in the USA.  The Company operates its business along four reportable segments:  Curragh, Buchanan, Logan and Greenbrier.  These segments are grouped based on geography.  Factors affecting and differentiating the financial performance of each of these four reportable segments generally include coal quality, geology, and coal marketing opportunities, mining and transportation methods and regulatory issues.  The Company believes this method of segment reporting reflects both the way its business segments are currently managed and the way the performance of each segment is evaluated.  The four segments consist of similar operating activities as each segment produces similar products.

The organization of the four reportable segments reflects how Coronado’s chief operating decision maker, or CODM, manages and allocates resources to the various components.  The CODM uses Adjusted EBITDA as the primary metric to measure each segment’s operating performance.

Adjusted EBITDA is defined as earnings before interest, tax, depreciation, depletion and amortization, other foreign exchange losses and loss on debt extinguishment. “Other and corporate” relates to additional financial information for the corporate function such as accounting, treasury, legal, human resources, compliance, and tax.  As such, the corporate function is not determined to be a reportable segment but is discretely disclosed for purposes of reconciliation to the Company’s consolidated financials.

Reportable segment results as of and for the three and six months ended June 30, 2019 and 2018 are presented below.

	Curragh (1)	Buchanan	Logan	Greenbrier	Other and Corporate	Total
	($ thousands)
Three months ended June 30, 2019
Total revenues	412,810	128,713	81,610	19,324	—	642,457
Adjusted EBITDA	151,561	60,289	18,126	1,227	(8,912)	222,291
Net income/(loss)	91,024	34,600	7,968	(1,959)	(14,127)	117,506
Total assets	1,182,652	511,095	315,252	145,846	63,638	2,218,483
Capital expenditures (2)	9,341	13,476	12,671	1,279	—	36,767

Three months ended June 30, 2018
Total revenues	387,379	126,292	59,230	18,294	335	591,530
Adjusted EBITDA	99,979	35,257	10,710	(188)	(6,570)	139,188
Net income/(loss)	54,217	24,755	3,989	3,845	(27,484)	59,322
Total assets	1,287,848	500,502	259,963	145,454	115,076	2,308,843
Capital expenditures (2)	17,838	7,973	4,623	381	160	30,975

Six months ended June 30, 2019
Total revenues	794,182	251,437	155,919	32,797	—	1,234,335
Adjusted EBITDA	271,709	116,401	35,291	(81)	(17,965)	405,355
Net income/(loss)	159,758	66,919	15,523	(5,033)	(22,841)	214,326
Total assets	1,182,652	511,095	315,252	145,846	63,638	2,218,483
Capital expenditures (2)	15,431	28,200	20,318	2,478	3	66,430

Six months ended June 30, 2018
Total revenues	387,379	260,501	112,655	38,188	960	799,683
Adjusted EBITDA	99,979	99,701	15,501	983	(74,336)	141,828
Net income/(loss)	54,217	76,843	2,748	(6,176)	(91,981)	35,651
Total assets	1,287,848	500,502	259,963	145,454	115,076	2,308,843
Capital expenditures (2)	17,838	15,628	13,191	559	430	47,646

(1)         On March 29, 2018, Coronado acquired the Curragh Mining business from Wesfarmers Limited.  Curragh is a separate reportable segment due to having separate management, location, assets, and operations.  Curragh is located in central Queensland, Australia and the reportable segment produces a wide variety of metallurgical coal.

(2)         Capital expenditures includes financing fees incurred through other financial liabilities for the purchase of certain equipment.

Coronado Global Resources, Inc.

Notes to Consolidated Financial Statements

The reconciliation of Adjusted EBITDA to net income attributable to the Company for the three and six months ended June 30, 2019 and 2018 are as follows:

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
	(US$ thousands)		(US$ thousands)
Net income	$117,506	59,322	$214,326	35,651
Depreciation, depletion and amortization	45,508	42,594	85,279	64,402
Interest expense (net of income)	9,087	18,987	17,264	25,488
Other foreign exchange (gains) losses	3,157	5,290	(557)	6,848
Loss on retirement of debt	—	—	—	3,905
Income tax expense	47,033	12,995	89,043	5,534
Consolidated Adjusted EBITDA	$222,291	139,188	$405,355	141,828

Disaggregation of Revenue

The Company disaggregates the revenue from contracts with customers by major product group for each of the Company’s segments, as the company believes it best depicts the nature, amount, timing and uncertainty of revenues and cash flows.  All revenue is recognized at point in time.

	Three months ended June 30, 2019
	Curragh	Buchanan	Logan	Greenbrier	Other and Corporate	Total
	(US $ thousands)
Product Groups
Metallurgical coal	$377,016	125,837	68,053	17,766	—	588,672
Thermal coal	26,687	2,827	12,058	446	—	42,018
Total coal revenue	403,703	128,664	80,111	18,212	—	630,690
Other(1)	9,107	49	1,499	1,112	—	11,767
Total	$412,810	128,713	81,610	19,324	—	642,457

	Three months ended June 30, 2018
	Curragh	Buchanan	Logan	Greenbrier	Other and Corporate	Total
	(US$ thousands)
Product Groups
Metallurgical coal	$349,486	122,771	47,443	17,427	—	537,127
Thermal coal	25,048	3,521	11,787	27	—	40,383
Total coal revenue	374,534	126,292	59,230	17,454	—	577,510
Other(1)	12,845	—	—	840	335	14,020
Total	$387,379	126,292	59,230	18,294	335	591,530

	Six months ended June 30, 2019
	Curragh	Buchanan	Logan	Greenbrier	Other and Corporate	Total
	(US $ thousands)
Product Groups
Metallurgical coal	$727,964	245,047	131,421	31,067	—	1,135,499
Thermal coal	47,978	6,306	22,208	496	—	76,988
Total coal revenue	775,942	251,353	153,629	31,563	—	1,212,487
Other(1)	18,240	84	2,290	1,234	—	21,848
Total	$794,182	251,437	155,919	32,797	—	1,234,335

	Six months ended June 30, 2018
	Curragh	Buchanan	Logan	Greenbrier	Other and Corporate	Total
	(US$ thousands)
Product Groups
Metallurgical coal	$349,486	253,335	93,201	35,982	—	732,004
Thermal coal	25,048	7,127	19,454	713	—	52,342
Total coal revenue	374,534	260,462	112,655	36,695	—	784,346
Other(1)	12,845	39	—	1,493	960	15,337
Total	$387,379	260,501	112,655	38,188	960	799,683

(1)         Other revenue for Curragh includes the amortization of the Stanwell non-market coal supply contract obligation liability.

Coronado Global Resources, Inc.

Notes to Consolidated Financial Statements

5.              Expenses

Other, net

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
	(US$ thousands)		(US$ thousands)
Loss on foreign exchange swap	$—	—	$—	(15,695)
Other foreign exchange (losses) gains	(3,157)	(5,290)	557	(6,848)
Other (expenses) income	168	2,899	485	(4,303)
Total Other, net	$(2,989)	(2,391)	$1,042	(26,846)

6.              Inventories

(US$ thousands)	June 30, 2019	December 31, 2018
Raw coal	$54,407	$20,106
Saleable coal	23,051	26,374
Total coal inventories	77,458	46,480
Supplies inventory	51,966	48,623
Total inventories	$129,424	$95,103

7.              Property, Plant and Equipment

(US$ thousands)	June 30, 2019	December 31, 2018
Land	$27,035	$26,845
Buildings and improvements	83,831	89,027
Plant, machinery, mining equipment and transportation vehicles	794,619	765,432
Mineral rights and reserves	464,680	464,680
Office and computer equipment	3,752	3,700
Mine development	487,156	479,152
Asset retirement obligation asset	83,894	80,993
Construction in process	81,423	43,691
	2,026,390	1,953,520
Less accumulated depreciation, depletion and amortization	423,303	334,962
Net property, plant and equipment	$1,603,087	$1,618,558

8.              Goodwill and Other Intangible Assets

a)    Acquired Intangible Assets

	June 30, 2019
(US$ thousands)	Weighted average amortization period (years)	Gross carrying amount	Accumulated amortization	Net carrying amount
Intangible assets:
Amortizing intangible assets:
Mining permits - Greenbrier	14	$1,500	800	700
Mining permits - Logan	15	1,642	717	925
Mining permits - Buchanan	28	4,000	404	3,596
Total intangible assets		$7,142	1,921	5,221

	December 31, 2018
(US$ thousands)	Weighted average amortization period (years)	Gross carrying amount	Accumulated amortization	Net carrying amount
Intangible assets:
Amortizing intangible assets:
Mining permits - Greenbrier	14	$1,500	760	740
Mining permits - Logan	15	1,642	638	1,004

Mining permits - Buchanan	28	4,000	342	3,658
Total intangible assets		$7,142	1,740	5,402

Coronado Global Resources, Inc.

Notes to Consolidated Financial Statements

Amortization expense is charged using the straight-line method over the useful lives of the respective intangible asset.  The aggregate amount of amortization expense for amortizing intangible assets for the three months ended June 30, 2019 and 2018 was $0.1 million and $0.1 million, respectively. The aggregate amount of amortization expense for amortizing intangible assets for the six months ended June 30, 2019 and 2018 was $0.2 million and $0.2 million, respectively.

b)             Goodwill

In connection with the Buchanan acquisition on March 31, 2016, the Company recorded goodwill in the amount of $28.0 million.  The balance of goodwill as at both June 30, 2019 and December 31, 2018 was $28.0 million.

9.              Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

(US$ thousands)	June 30, 2019	December 31, 2018
Wages and employee benefits	$64,520	$50,819
Taxes other than income taxes	8,221	6,512
Accrued royalties	50,648	49,129
Accrued freight costs	29,118	26,509
Accrued mining fees	52,187	45,615
Cash flow hedge derivative liability	—	5,311
Acquisition related accruals	30,186	30,349
Other liabilities	17,471	29,252
Total accrued expenses and other current liabilities	$252,351	$243,496

Included within acquisition related accruals is an amount outstanding for stamp duty payable on the Curragh acquisition of $30.2 million. This amount was outstanding as at June 30, 2019 and December 31, 2018 pending financial assessment to be made by the Office of State Revenue in Queensland, Australia.

10.       Leases

On January 1, 2019, the Company adopted ASC 842, Leases. Changes to the Company’s accounting policy as a result of adoption are discussed below.

From time to time, the Company enters into mining services contracts which may include embedded leases of mining equipment and other contractual agreements to lease mining equipment and facilities. Based upon the Company’s assessment of the terms of a specific lease agreement, the Company classifies a lease as either finance or operating.

a)             Finance Leases

ROU assets related to finance leases are presented in Property, plant and equipment, net on the unaudited Condensed Consolidated Balance Sheet. Lease liabilities related to finance leases are presented in “Lease Liabilities” (current) and “Lease Liabilities” (non-current) on the unaudited Condensed Consolidated Balance Sheet.

Finance lease ROU assets and lease liabilities are recognized at the commencement date based on the present value of the future lease payments over the lease term. The discount rate used to determine the present value of the lease payments is the rate implicit in the lease unless that rate cannot be readily determined, in which case, the Company utilizes its incremental borrowing rate in determining the present value of the future lease payments. The incremental borrowing rate is the rate of interest that the Company would have to pay to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment.

b)             Operating Leases

ROU assets related to operating leases are presented as Right of use assets — operating leases, net on the unaudited Condensed Consolidated Balance Sheet. Lease liabilities related to operating leases that are subject to the ASC 842 measurement requirements such as operating leases with lease terms greater than twelve months are presented in “Lease Liabilities” (current) and “Lease Liabilities” (non-current) on the unaudited Condensed Consolidated Balance Sheet.

Operating lease ROU assets and lease liabilities are recognized at the commencement date based on the present value of the future lease payments over the lease term. The discount rate used to determine the present value of the lease payments is the rate implicit in the lease unless that rate cannot be readily determined, in which case, the Company utilizes its incremental borrowing rate in determining the present value of the future lease payments. The incremental borrowing rate is the rate of interest that the Company would have to pay to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. Operating lease ROU assets may also include any cumulative prepaid or accrued rent when the lease payments are uneven throughout the lease term. The ROU assets and lease liabilities may also include options to extend or terminate the lease

Coronado Global Resources, Inc.

Notes to Consolidated Financial Statements

when it is reasonably certain that the Company will exercise that option. The ROU asset includes any lease payments made and lease incentives received prior to the commencement date. The Company has lease arrangements with lease and non-lease components which are accounted for separately. Non-lease components of the lease payments are expensed as incurred and are not included in determining the present value. As at June 30, 2019 the unaudited Condensed Consolidated Balance Sheet included $41.5 million of operating lease liabilities relating to equipment embedded within mining service contracts.

Information related to Company’s right-of use assets and related lease liabilities are as follows:

(US$ thousands)	Three month ended June 30, 2019	Six months ended June 30, 2019
Operating lease costs	$6,378	12,861
Cash paid for operating lease liabilities	4,049	11,073

Finance lease costs:
Amortization of right of use assets	628	1,221
Interest on lease liabilities	52	108
Total finance lease costs	$680	1,329

(US$ thousands)	June 30, 2019	December 31, 2018
Operating leases:
Operating lease right-of-use assets	64,343	—

Finance leases:
Property and equipment	7,881	7,074
Accumulated depreciation	(4,135)	(2,914)
Property and equipment, net	3,746	4,160

Current operating lease obligations	26,863	—
Operating lease liabilities, less current portion	51,064	—
Total operating lease liabilities	77,927	—

Current finance lease obligations	1,265	1,308
Finance lease liabilities, less current portion	1,838	2,481
Total Finance lease liabilities	3,103	3,789

Total Lease liability	81,030	3,789

June 30, 2019
Weighted Average Remaining Lease Term (Years)
Weighted average remaining lease term — finance leases	1.18
Weighted average remaining lease term — operating leases	3.24

Weighted Average Discount Rate
Weighted discount rate — finance lease	6.25%
Weighted discount rate — operating lease	7.94%

Coronado Global Resources, Inc.

Notes to Consolidated Financial Statements

The Company’s operating leases have remaining lease terms of 1 year to 5 years, some of which include options to extend the terms deemed reasonable to exercise. Maturities of lease liabilities are as follows:

(US$ thousands)	Operating lease	Finance lease
Year ending December 31,
2019	$16,013	$712
2020	30,436	2,568
2021	22,362	—
2022	8,434	—
2023	8,427	—
Thereafter	2,103	—
Total lease payments	87,775	3,280
Less imputed interest	(9,848)	(177)
Total lease liability	$77,927	$3,103

11.       Income Taxes

The Company is a corporation for U.S. federal and state income tax purposes. The Company’s accounting predecessor, Coronado Group LLC, was and is treated as a flow-through entity for U.S. federal income tax purposes and as such, has generally not been subject to U.S. federal income tax at the entity level. Accordingly, unless otherwise specified, the historical results of operations and other financial information set forth in the Company’s registration statement on Form 10, as amended, filed with the SEC and ASX on June 28, 2019, for periods prior to the incorporation of the Company and the Reorganization Transaction do not include any provision for U.S. income taxes.

For the three and six months ended June 30, 2019 and 2018, the Company estimated its annual effective tax rate and applied this effective tax rate to its year-to-date pretax income at the end of the interim reporting period. The tax effect of unusual or infrequently occurring items, including effects of changes in tax laws or rates and changes in judgment about the realizability of deferred tax assets, are reported in the interim period in which they occur. The Company’s 2019 estimated annual effective tax rate, including discrete items, is 29.4%. The Company had income tax expense of $47.0 million and $89.0 million for the three and six months ended June 30, 2019 respectively.

Income tax expense of $13.0 million for the three months ended June 30, 2018 and $5.5 million for the six months ended June 30, 2018 related solely to the Company’s Australian Operations and was calculated based on effective tax rate for the period, before any discrete items, of 13%.

The Company’s U.S. entities had no income tax expense for the three and six months ended June 30, 2018 because prior to September 19, 2018 they were treated as partnerships for U.S. income tax purposes.

12.       Interest Bearing Liabilities

The Company has a Multicurrency Revolving Syndicated Facility Agreement, or SFA, dated September 15, 2018, comprising of Facility A ($350 million loan facility) and Facility B (A$370 million bank guarantee facility). The SFA provides that the Company may borrow funds from Facility A for a period of one, two, three or six months, each referred to as a Term. The interest rate is set at the commencement of each Term. At the end of each Term, the Company may elect to repay the loan or extend any loan amount outstanding for a further period of one, two, three or six months. The Term of the loan cannot extend beyond the termination date of the SFA, being February 15, 2022.

During the period January 1, 2019 to June 30, 2019 the Company borrowed $104.0 million under the SFA to fund the dividend payment made on March 29, 2019 of $299.7 million, and for other working capital purposes. The funds borrowed were fully repaid by June 30, 2019. There were no interest-bearing liabilities outstanding under the SFA at June 30, 2019 and at December 31, 2018.

13.       Contract Obligations

The following is a summary of the contract obligations as of June 30, 2019:

(US$ thousands)	Short-term	Long-term	Total
Coal leases contract liability	$843	21,774	22,617
Stanwell below market coal supply agreement	34,223	202,659	236,882
	$35,066	224,433	259,499

Coronado Global Resources, Inc.

Notes to Consolidated Financial Statements

The following is a summary of the contract obligations as of December 31, 2018:

(US$ thousands)	Short-term	Long-term	Total
Terminal services contract liability	$2,717	11,549	14,266
Coal leases contract liability	844	22,354	23,198
Stanwell below market coal supply agreement	35,555	219,675	255,230
	$39,116	253,578	292,694

On adoption of ASC 842 — Leases the Terminal services contract liability was eliminated against the Terminal services Right of Use Asset on the unaudited Condensed Consolidated Balance Sheet.

14.       Deferred Consideration Liability

On August 14, 2018 the Company completed the purchase of the Stanwell Reserved Area, or the SRA, adjacent to the current Curragh mining tenements. This area was acquired on a deferred consideration basis and on acquisition the Company recognized a “Right-to-mine-asset” and a corresponding deferred consideration liability of $155.2 million, calculated using a pre-tax discount rate of 13% representing fair value of the arrangements and the date of acquisition. The deferred consideration liability will reflect passage of time changes by way of an annual accretion at the pre-tax discount rate of 13% while the liability will decrease as domestic coal is supplied to Stanwell from the SRA. The accretion of deferred consideration is recognized in “Interest expense, net” in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income.

(US$ thousands)	June 30, 2019	December 31, 2018
Stanwell Reserved Area deferred consideration	$164,148	155,332
	$164,148	155,332

15.       Earnings per Share

Basic earnings per share of common stock is computed by dividing net income attributable to the Company for the period, by the weighted-average number of shares of common stock outstanding during the same period.  Diluted earnings per share of common stock is computed by dividing net income attributable to the Company by the weighted-average number of shares of common stock outstanding adjusted to give effect to potentially dilutive securities.  There were no traded shares of common stock outstanding prior to October 23, 2018, therefore no earnings per share information has been presented for any period prior to that date.

Basic and diluted earnings per share was calculated as follows (in thousands, except per share data):

(US$ thousands, except per share data)	Three months ended June 30, 2019	Six months ended June 30, 2019
Numerator:
Net Income	$117,506	$214,326
Less: Net income attributable to Non-controlling interest	(4)	(4)
Net Income attributable to Company stockholders	$117,510	$214,330
Denominator:
Weighted-average shares of common stock outstanding	96,652	96,652
Effects of dilutive shares	3	4
Weighted average diluted shares of common stock outstanding	96,655	96,656
Earnings Per Share (US$):
Basic	$1.22	$2.22
Dilutive	$1.22	$2.22

16.       Derivatives and Fair Value Measurement

a)    Derivatives

The Company may use derivative financial instruments to manage its risk in the normal course of operations, including foreign currency risks, price risk related to forecast purchase of raw materials (such as gas or diesel) and interest rate risk. Derivatives are exclusively used for cashflow hedges purposes and hedging for speculative purposes is strictly prohibited under the Treasury Risk Management Policy approved by our Board of Directors.

In 2018, the Company entered into forward derivative contracts with an aggregate notional amount of $44.6 million to hedge its exposure to diesel fuel prices for diesel fuel that is used in the operations at Curragh. The aggregated notional amount of these

Coronado Global Resources, Inc.

Notes to Consolidated Financial Statements

derivative contracts at June 30, 2019 was $24.0 million. During the three months ended June 30, 2019 the Company entered into additional derivative contracts, with a notional amount of $59.1 million, to hedge its exposure to diesel fuel prices in relation to Curragh consumption of diesel fuel in 2020. The aggregate notional amount for all outstanding derivative contracts was $ 83.1 million at June 30, 2019.  The forward diesel fuel contracts were designated as cash flow hedges.

The fair value of derivatives reflected in the accompanying unaudited Condensed Consolidated Balance Sheet are set forth in the table below:

		June 30, 2019		December 31, 2018
(US$ thousands)	Classification	Derivative asset	Derivative liability	Derivative asset	Derivative liability
Forward fuel contracts	Other current liabilities	—	—	—	5,402
	Other current asset	2,317	—	—	—
	Other non-current assets	1,308	—	—	—
		3,625	—	—	5,402

The forward fuel contracts were designated as cash flow hedges. The following table presents our details of these outstanding hedge contracts:

	June 30, 2019			December 31, 2018
(in thousands)	Notional amount	Unit of measure	Varying maturity dates	Notional amount	Unit of measure	Varying maturity dates
Designated forward fuel contracts	176,342	Liters	July 2019 — December 2020	93,420	Liters	January 2019 — December 2019

Other derivatives

During the six months ended June 30, 2018 the Company entered into a foreign exchange swap contract to hedge against the exposure fluctuations in the Australian Dollar against the U.S. Dollar on the purchase price of Curragh between the Agreement date and the completion date.  The Company elected not to formally designate the swaps as cash flow hedges.  As such, the Company accounted for the foreign exchange swaps as an economic hedge and recorded at fair value at the end of each reporting period.  Pursuant with ASC 815, the foreign exchange swaps were initially recorded at fair value and all subsequent changes were recorded to “Other, net” (see Note 5 — “Other, net”) within the unaudited Condensed Consolidated Statements of Operations.  As of June 30, 2019, the Company did not have any foreign exchange swaps outstanding.

b)             Fair Value of Financial Instruments

The fair value of a financial instrument is the amount that will be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  The fair values of financial instruments involve uncertainty and cannot be determined with precision.

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible.  The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the market.  When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

Level 1 Inputs:  Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

Level 2 Inputs:  Other than quoted prices that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 Inputs:  Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

Financial Instruments Measured on a Recurring Basis

As of June 30, 2019, the Company has the following liabilities that are required to be measured at fair value on a recurring basis:

•         Forward commodity contracts:  valued based on a valuation that is corroborated by the use of market-based pricing (Level 2)

•         Contingent royalty:  fair value is determined using the Black-Scholes option pricing formula (Level 3)

•         VSM:  fair value is determined using the projected cash flow analysis (Level 3)

The following tables set forth the hierarchy of the Company’s net financial liabilities positions for which fair value is measured on a recurring basis as of June 30, 2019:

Coronado Global Resources, Inc.

Notes to Consolidated Financial Statements

(US$ thousands)	Level 1	Level 2	Level 3	Total
Forward commodity contracts	$—	3,625	—	3,625
Contingent royalty	—	—	10,073	10,073
VSM	—	—	351	351
	$—	3,625	10,424	14,049

The Company’s net financial liability positions for which fair value is measured on a recurring basis as of December 31, 2018 was as follows:

(US$ thousands)	Level 1	Level 2	Level 3	Total
Forward commodity contracts	$—	5,402	—	5,402
Contingent royalty	—	—	17,216	17,216
VSM	—	—	12,987	12,987
	$—	5,402	30,203	35,605

Contingent Royalty Consideration

Key assumptions in the valuation include the gross sales price forecast, export volume forecast, volatility, the risk-free rate, and credit-spread of the Company.

	Quantitative Information about Level 3 Fair Value Measurements
(US$ thousands)	Fair value at June 30, 2019	Valuation technique	Unobservable input	Range (Weighted Avg.)
Contingent Royalty Liability(1)	$10,073	Black-Scholes Options model	Gross sales price forecast per ton	$104.0 to $111.9 ($109.8)
			Export volume forecast (000’s)	5,221 tons over 21 months
			Volatility	15.6%
			Risk-free rate	2.11% to 2.37% (2.29%)
			Company credit spread	0.072

(1)     $6.9 million of this amount is classified as a current liability with the remaining $3.1 million classified as a non-current liability.

Value Share Mechanism

Key assumptions in the valuation sales price forecast, expected volume forecast, tax rate and Foreign Exchange, or FX, rate.

	Quantitative Information about Level 3 Fair Value Measurements
(US$ thousands)	Fair value at June 30, 2019	Valuation technique	Unobservable input	Range (Weighted Avg.)
Value Share Mechanism (VSM)	$351	Projected cash flows	Gross sales price forecast per ton	$131.3 to $146.8 ($137.8)
			Tax rate	30.00%
			FX rate	0.7020

Given the remaining period of the VSM obligation is short-term, the valuation technique has been changed from Monte Carlo simulation to a projected cash flow analysis.

Coronado Global Resources, Inc.

Notes to Consolidated Financial Statements

The following is a summary of all the activity related to the contingent royalty liability and value share mechanism:

	Six months ended June 30, 2019 activity
(US$ thousands)	Account classification	Contingent Royalty Liability	VSM	Incurred royalties	Total
Beginning balance at January 1, 2019:		$17,216	12,987	8,295	38,498
Statement of Operation activity:
Contingent liability / VSM expense incurred	Other royalties			15,105	15,105
Decrease in VSM Liability value	Other royalties		(12,636)		(12,636)
Decrease in Contingent Royalty Liability value	Other royalties	(7,143)			(7,143)
Total Statement of Operations activity:		$(7,143)	(12,636)	15,105	(4,674)
Cash paid to CONSOL/Wesfarmers				(18,384)	(18,384)
Balance sheet:
Royalties payable to CONSOL/Wesfarmers	Accrued expenses and other liabilities			5,016	5,016
VSM Liability	Contingent royalty consideration—current		351		351
Contingent Royalty Liability	Contingent royalty consideration	10,073			10,073
Total liabilities		$10,073	351	5,016	15,440

There are no other fair value measurements of assets and liabilities that are measured at fair value on a nonrecurring basis as of June 30, 2019 and December 31, 2018.

Other Financial Instruments

The following methods and assumptions are used to estimate the fair value of other financial instruments as of June 30, 2019 and December 31, 2018:

•                  Cash and restricted cash, accounts receivable, accounts payable, accrued expenses, lease liabilities and other current financial liabilities:  The carrying amounts reported in the unaudited Condensed Consolidated Balance Sheets approximate fair value due to the short maturity of these instruments.

•                  Deposits and reclamation bonds, lease liabilities and other financial liabilities:  The fair values approximate the carrying values reported in the unaudited Condensed Consolidated Balance Sheets.

17.       Commitments

a)             Mineral Leases

The Company leases mineral interests and surface rights from land owners under various terms and royalty rates.  The future minimum royalties under these leases are as follows:

(US$ thousands)	Amount
Year ending December 31,
2019	2,624
2020	5,313
2021	5,175
2022	5,010
2023	4,935
Thereafter	25,884
Total	48,941

Mineral leases are not in scope of ASC 842 and continue to be accounted for under the guidance in ASC 932, Extractive Activities — Mining.

b)             Other commitments

As of June 30, 2019, purchase commitments for capital expenditures were $23.8 million, all of which is obligated within the next 12 months.

The Company has entered into fixed price contracts to purchase fuel for the U.S. Operations.  As of June 30, 2019, the commitment for fuel purchases were $5.6 million, all of which is obligated within the six months to December 31, 2019.

In Australia, the Company has generally secured the ability to transport coal through rail contracts and coal export terminal contracts that are primarily funded through take-or-pay arrangements with terms ranging up to 11 years.  In the U.S., the Company typically negotiates its rail and coal terminal on an annual basis.  As of June 30, 2019, these Australian and U.S. commitments under take-or-pay arrangements totaled $1.04 billion, of which approximately $90.3 million is obligated within the next year.

Coronado Global Resources, Inc.

Notes to Consolidated Financial Statements

18.       Related-Party Transactions

X-Coal

During the three and six months ended June 30, 2019 the Company sold coal to Xcoal Energy and Resources, or Xcoal, an entity associated with Non-Executive director, Mr. Ernie Thrasher.  Revenues from Xcoal of $135.3 million and $98.5 million, respectively, are recorded as coal revenues on the unaudited Condensed Consolidated Statement of Operations for the three months ended June 30, 2019 and 2018. Revenues from Xcoal of $293.2 million and $213.0 million, respectively, are recorded as coal revenues on the unaudited Condensed Consolidated Statement of Operations for the six months ended June 30, 2019 and 2018. At June 30, 2019 amounts due from Xcoal in respect of coal sales were $59.7 million.  As of December 31, 2018, amounts due from Xcoal in respect of coal sales were $36.0 million.  These balances are included in related party receivables.

19.       Contingencies

In the normal course of business, the Company is a party to certain guarantees and financial instruments with off-balance sheet risk, such as letters of credit and performance or surety bonds. No liabilities related to these arrangements are reflected in the Company’s unaudited Condensed Consolidated Balance Sheet. Management does not expect any material losses to result from these guarantees or off-balance sheets financial instruments.

Facility B of the SFA provides A$370 million for issuing bank guarantees in Australian dollars. At June 30, 2019 Facility B of the SFA had been utilized to issue A$ 268.5 million of bank guarantees on behalf of the Company. In order to satisfy an obligation to provide a U.S. dollar bank guarantee to a third party, on June 12, 2019, the Company entered into a Bank Guarantee Facility Agreement with Westpac Banking Corporation with a limit of $28.6 million. At June 30, 2019,    this facility was fully utilized to issue a bank guarantee to a third party for $28.6 million.

Curragh is a co-defendant to proceedings in the Queensland Supreme Court brought by Aurizon. Aurizon’s claim relates to costs relating to the co-defendants’ use of the Wiggins Island Coal Export Terminal Pty Ltd, or WICET, rail links, in particular, whether the “First Milestone Target Date”, which triggers certain “WIRP Fee” payments under the Wiggins Island Rail Project Deed, or WIRP Deed, has been achieved. On June 27, 2019, the Queensland Supreme Court delivered judgements in favor of Aurizon against Coronado Curragh Pty Ltd and the other co-defendants.  The Company intends to continue to strongly contest the matter. The Company, together with the other co-defendants, lodged a notice of appeal of the Queensland Supreme Court judgement on July 25, 2019. It is currently expected that, were Aurizon successful in the ultimate result of the litigation and expert determinations, Coronado Curragh Pty Ltd would be required to pay approximately A$2.3 million per annum for the term of the WIRP Deed (which is 233 months). Resolution of this dispute would also result in the Company’s below rail access to WICET (of 1.5 MMtpa) becoming a firm contractual capacity entitlement (and the subject of a 20 year take-or-pay access agreement) instead of an ad hoc entitlement only. The Company’s unaudited Condensed Consolidated Balance Sheet includes an estimated loss contingency associated with these proceedings of approximately $4.2 million and $3.5 million as at June 30, 2019 and December 31, 2018, respectively.

From time to time, the Company becomes a party to other legal proceedings in the ordinary course of business in Australia, the U.S. and other countries where the Company does business.  Based on current information, the Company believes that such other pending or threatened proceedings are likely to be resolved without a material adverse effect on its financial condition, results of operations or cash flows.

The liabilities recorded in relation to the above litigations do not include estimated future costs associated with legal representation, which, in accordance with the Company’s policy, are expensed as incurred. In management’s opinion, the Company is not currently involved in any legal proceedings, which individually or in the aggregate could have a material effect on the financial condition, results of operations and/or liquidity of the Company.

20.       Subsequent Events

On August 5, 2019, the Board of Directors declared a fully franked interim dividend of $0.112 per Chess Depository Instrument, or CDI. The dividend will have a record date of August 26, 2019, payable on September 20, 2019. Holders of CDIs trading on the ASX who elect to receive the dividend in Australian currency will be paid based on the exchange rate on the record date. The ex-dividend date will be August 23, 2019.

On August 5, 2019, the Board of directors declared a return of capital of $0.298 per CDI. The return of capital will have a record date of August 26, 2019, payable on September 20, 2019. Holders of CDIs trading on the ASX who elect to receive the return of capital in Australian currency will be paid based on the exchange rate on the record date.

Appendix A — Cautionary Notice Regarding Forward-Looking Statement

This report contains forward-looking statements concerning our business, operations, financial performance and condition, the coal, steel and other industries, as well as our plans, objectives and expectations for our business, operations, financial performance and condition. Forward-looking statements may be identified by words such as “may,” “could,” “believes,” “estimates,” “expects,” “intends,” “considers”, “forecasts”, “targets” and other similar words that involve risk and uncertainties.  Forward-looking statements provide management’s current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management’s plans or objectives for future operations, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the company’s control, that are described in our Registration Statement on Form 10 Amendment No.2 filed with the ASX and SEC on 28 June 2019, as well as additional factors we may describe from time to time in other filings with the ASX and SEC. You may get such filings for free at our website at www.coronadoglobal.com.au. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties

Appendix B — Reconciliation of Non-GAAP Financial Measures

How We Evaluate Our Operations

We evaluate our operations based on the volume of coal we can safely produce and sell in compliance with regulatory standards, and the prices we receive for our coal. Our sales volume and sales prices are largely dependent upon the terms of our coal sales contracts, for which prices generally are set based on daily index averages or on a quarterly basis.

Our management uses a variety of financial and operating metrics to analyze our performance. These metrics are significant factors in assessing our operating results and profitability. These financial and operating metrics include: (i) safety and environmental metrics; (ii) sales volumes and average realized price per Mt sold, which we define as coal revenues divided by sales volume; (iii) Met sales volumes and average realized met price per Mt sold, which we define as met coal revenues divided by met sales volume; (iv) average segment mining costs per Mt sold, which we define as cost of coal revenues divided by sales volumes; and (v) average segment operating costs per Mt sold, which we define as segment operating costs divided by sales volumes.

Coal revenues are shown on our statement of operations and comprehensive income exclusive of other revenues. Operating expenses are inclusive of cost of coal revenues, freight expense, Stanwell rebate and other royalties and exclude depreciation, depletion and amortization, and selling, general, and administrative expenses. Cost of coal revenues is shown on our statement of operations and comprehensive income exclusive of freight expense, Stanwell rebate, other royalties, depreciation, depletion and amortization and selling, general and administrative expenses. Cost of coal revenues excludes these cost components as our chief operating decision maker, or CODM, does not view these costs as directly attributable to the production of coal. We believe our presentation of cost of coal revenues is useful to investors in providing an accurate view of the costs directly attributable to the production of coal in our mining costs segment. Additionally, for our international sales contracts, we typically bear the cost of freight from our mines to the applicable outbound shipping port, while freight costs from the port to the end destination are typically borne by the customer. For our domestic sales, customers typically bear the cost of freight. As such, freight expenses are excluded from cost of coal revenues to allow for consistency and comparability in evaluating our operating performance.

This report which includes a discussion of results of operations includes references to and analysis of certain non-GAAP measures (as described below) which are financial measures not recognised in accordance with U.S. GAAP.  Non-GAAP financial measures are used by the Company and investors to measure operating performance.

Management uses a variety of financial and operating metrics to analyse performance. These metrics are significant factors in assessing operating results and profitability. These financial and operating metrics include: (i) safety and environmental metrics; (ii) Adjusted EBITDA (iii) sales volumes and average realised price per Mt or metallurgical coal sold, which we define as metallurgical coal revenues divided by metallurgical sales volume; and (iv) average mining costs per Mt sold, which we define as cost of coal revenues divided by sales volumes.

Adjusted EBITDA is defined as earnings before interest, tax, depreciation, depletion and amortization, other foreign exchange losses and loss on debt extinguishment. Adjusted EBITDA is not intended to serve as an alternative to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies. A reconciliation of Adjusted EBITDA to its most directly comparable measure under U.S. GAAP is included below. In addition, we present Adjusted EBITDA on a supplemental pro forma basis.

Segment Adjusted EBITDA is defined as Adjusted EBITDA by operating and reporting segment, adjusted for certain transactions, eliminations or adjustments that our CODM does not consider for making decisions to allocate resources among segments or assessing segment performance. Segment EBITDA is used as a supplemental financial measure by management and by external users of our financial statements such as investors, industry analysts and lenders to assess the operating performance of the business.

The pro forma reconciliation for the comparative six months ended June 30, 2018, presented in the table below, has been derived from the unaudited consolidated pro forma statements of operations included in Appendix C and give effect to each of the Curragh acquisition as if it had occurred on January 1, 2018.

Reconciliations of certain forward-looking non-GAAP financial measures, including our 2019 EBITDA guidance, to the most directly comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of items impacting comparability and the periods in which such items may be recognised. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

1.              Mining and operating costs for Six Months Ended June 30, 2019 Compared to Six Months Ended June 30, 2018

A reconciliation of segment costs and expenses, segment operating costs, and segment mining costs is shown below:

	For Six Months Ended June 30, 2019
	Curragh	Buchanan	Logan	Greenbrier	Other / Corporate	Total Consolidated
Total costs and expenses	564,658	157,770	134,457	39,703	18,156	914,744
Less: Selling, general and administrative expense	(332)	—	—	—	(17,979)	(18,311)
Less: Depreciation, depletion and amortization	(42,157)	(22,675)	(13,532)	(6,738)	(177)	(85,279)
Total operating costs	522,169	135,095	120,925	32,965	—	811,154
Less: Other royalties	(77,100)	(4,284)	(9,996)	(2,042)	—	(93,422)
Less: Stanwell rebate	(94,674)	—	—	—	—	(94,674)
Less: Freight expenses	(78,194)	(526)	(6,164)	(4,478)	—	(89,362)
Total mining costs	272,201	130,285	104,765	26,445	—	533,696

	For Six Months Ended June 30, 2018
	Curragh	Buchanan	Logan	Greenbrier	Other / Corporate	Total Consolidated
Total costs and expenses	309,469	183,678	112,148	45,120	51,844	702,259
Less: Selling, general and administrative expense	(439)	—	—	—	(51,844)	(52,283)
Less: Depreciation, depletion and amortization	(22,019)	(22,864)	(12,704)	(6,815)	—	(64,402)
Total operating costs	287,011	160,814	99,444	38,305	—	585,574
Less: Other royalties	(38,242)	(35,132)	(7,000)	(2,613)	—	(82,987)
Less: Stanwell rebate	(32,812)	—	—	—	—	(32,812)
Less: Freight expenses	(38,294)	(1,805)	(3,269)	(1,787)	—	(45,155)
Total mining costs	177,663	123,877	89,175	33,905	—	424,620

	For six Months Ended June 30, 2019	For six Months Ended June 30, 2018 Pro forma
Total costs and expenses	914,744	942,885
Less: Selling, general and administrative expense	18,311	15,977
Less: Depreciation, depletion and amortization	85,279	86,636
Total operating costs	811,154	840,272
Less: Other royalties	93,422	112,230
Less: Stanwell rebate	94,674	75,939
Less: Freight expenses	89,362	81,977
Total mining costs	533,696	570,126
Sales Volume (Mt)	10,386	9,863
Average mining costs per tonne sold	$51.4/t	57.8/t

2.              Average Realised Price Reconciliation

	For the six months ended June 30, 2019
(In US$’000, except for volume data)	Australian Operations	U.S. Operations	Consolidated
Total Revenues	794,182	440,153	1,234,335
Less: Other revenues	18,240	3,608	21,848
Total coal revenues	775,942	436,545	1,212,487
Less: Thermal coal revenues	47,978	29,010	76,989
Metallurgical coal revenues	727,964	407,535	1,135,499
Volume of Metallurgical coal sold (Mt)	4,778	3,482	8,260
Average realised metallurgical coal price per Mt sold	$152.3/t	$117.0/t	$137.5/t

	For the six months ended June 30, 2018
(In US$’000, except for volume data)	Australian Operations	U.S. Operations	Consolidated
Total Revenues	703,879	412,304	1,116,183
Less: Other revenues	15,851	2,492	18,342
Total coal revenues	688,028	409,812	1,097,841
Less: Thermal coal revenues	49,217	27,294	76,512
Metallurgical coal revenues	638,811	382,518	1,021,329
Volume of Metallurgical coal sold (Mt)	4,124	3,514	7,638
Average realised metallurgical coal price per Mt sold	154.9/t	108.9/t	133.7/t

3.              Adjusted EBITDA

	For Three Months Ended June 30,		For Six Months Ended June 30,
	2019	2018	2019	2018
	($ in thousands)
Reconciliation to Adjusted EBITDA:
Net Income	117,506	59,322	214,326	35,651
Add: Depreciation, depletion and amortization	45,508	42,594	85,279	64,402
Add: Interest expense (net of income)	9,087	18,987	17,264	25,488
Add: Other foreign exchange losses (gains)	3,157	5,290	(557)	6,848
Add: Loss on retirement of debt	—	—	—	3,905
Add: Income tax expense	47,033	12,995	89,043	5,534
Adjusted EBITDA	222,291	139,188	405,355	141,828

4.              Pro Forma Curragh financial information

A reconciliation of unaudited pro forma financial data is shown below:

($ in thousands)	Historical Curragh in US GAAP	Post-Acquisition	For six months Ended June 30,
Curragh Segment Pro forma	January 1, 2018 - March 29, 2018	March 30, 2018 - June 30, 2018	Total Pro forma 2018
Sales Volume (MMt)	2.7	3.1	5.8
Total revenues ($)	316,500	387,379	703,879
Coal revenues ($)	313,494	374,534	688,028
Average realized price per Mt sold	114.3	121.2	118.8
Met Sales Volume (MMt)	1.9	2.2	4.1
Met coal Revenues ($)	289,325	349,486	638,811
Average realized met price per Mt sold ($)	150.6	158.3	154.7
Mining costs ($)	145,506	177,699	323,205
Mining cost per Mt sold ($)	53.1	57.5	55.8
Operating costs ($)	254,698	286,913	541,611
Operating costs per Mt sold ($)	94.3	92.9	93.6
Segment Adjusted EBITDA ($)	64,785	99,979	164,764

($ in thousands)	Historical Curragh in US GAAP	Post-Acquisition	For six months Ended June 30,
Curragh Segment Pro forma Reconciliation to Adjusted EBITDA:	January 1, 2018 - March 29, 2018	March 30, 2018 - June 30, 2018	Total Pro forma 2018
Net Income (loss)	(308,947)	54,217	(254,730)
Add: Income tax expense (benefit)	17,772	23,867	41,639
Add: Interest expense (net of income)	341,703	(124)	341,579
Add: Depreciation, depletion and amortization	14,257	22,019	36,276
Adjusted EBITDA	64,785	99,979	164,764

5.              Net tangible asset backing per Ordinary Share/ CDI

June 30, 2019
($ in thousands)
Total Assets	2,218,483
Less: Goodwill	28,008
Less: Intangible assets	5,221
Less: Total liabilities	1,044,531
Net tangible assets	1,140,723

Number of ordinary shares	96,651,692
Net tangible assets backing per ordinary Security $	11.80
Number of CDIs	966,516,920
Net tangible assets backing per CDI $	1.18

Appendix C — Unaudited Pro Forma Combined Financial Information

The following unaudited consolidated pro forma statements of operations present the combination of the historical financial statements of Coronado and Curragh, adjusted to give effect to the acquisition of Wesfarmers Curragh Pty Ltd by Coronado, we refer to as the Curragh acquisition.

The unaudited consolidated pro forma statement of operations for the six months ended June 30, 2018 combine the historical consolidated statement of operations of Coronado and the historical combined statement of operations for Curragh, giving effect to the acquisition of Wesfarmers Curragh Pty Ltd by Coronado as if they had been consummated on January 1, 2018. This will facilitate a pro forma comparison between the six months ended June 30, 2019 and June 30, 2018 in Management’s Discussion and Analysis of Financial Condition and Results of Operations. We believe a discussion of these two periods is more meaningful as it is on a comparable basis.

The unaudited consolidated pro forma statements of operations do not reflect the costs of any integration activities or benefits. The unaudited pro forma adjustments are based upon current available information and assumptions that Coronado believes to be reasonable. The pro forma adjustments and related assumptions are described in the accompanying notes presented on the following pages.

The unaudited consolidated pro forma statements of operations are for informational purposes only and are not intended to represent or to be indicative of the actual results of operations or financial position that the combined business of Coronado and Curragh would have reported had the transactions been completed as of the dates set forth in the unaudited consolidated pro forma statements of operations and should not be taken as being indicative of Coronado’s future consolidated results of operation. The actual results may differ significantly from those reflected in the unaudited consolidated pro forma statements of operations for a number of reasons, including, but not limited to, differences between the assumptions used to prepare the unaudited consolidated pro forma statements of operations and actual amounts. As a result, the pro forma consolidated information does not purport to be indicative of what the results of operations would have been had the transaction been completed on the applicable dates of the unaudited consolidated pro forma statements of operations.

Unaudited consolidated pro forma statement of operations for the six months ended June 30, 2018

(U.S. dollars and AUD in thousands)

		Historical 1 January 2018 to 29 March 2018
	Historical			Note 2(b)		Note 2(c)	Pro Forma
	Coronado			IFRS to US	Curragh	Curragh in	adjustments
	Global		Note 2(a)	GAAP	in US	USD and US	Pro forma		Consolidated
	Resources Inc.	Curragh	Reclassification	Adjustments	GAAP	GAAP	adjustments	Note 2	pro forma
	USD	AUD	AUD	AUD	AUD	USD	USD		USD
Revenues:
Coal revenues	561,363	406,696	—	—	406,696	313,494	—		874,857
Coal revenues from related parties	222,983	—	—	—	—	—	—		222,983
Other Revenues	15,337	—	—	—	—	—	3,006	(d)	18,343
Total Revenues	799,683	406,696	—	—	406,696	313,494	3,006		1,116,183
Cost and expenses:
Cost of coal revenues (exclusive of items shown separately below)	424,620	204,132	(15,367)	—	188,765	145,506	—		570,126
Depreciation, depletion and amortization	64,402	—	16,971	1,525	18,496	14,257	7,977	(e)	86,636
Freight expense	45,155	—	47,769	—	47,769	36,822	—		81,977
Stanwell rebate	32,812	—	55,949	—	55,949	43,127	—		75,939
Other royalty expenses	82,987	93,886	(55,949)	—	37,937	29,243	—		112,230
Impairment	—	(263,097)	—	263,097	—	—	—		—
Selling, general, and administrative expenses	52,283	50,098	(47,769)	—	2,329	1,795	(38,101)	(f)	15,977
Total costs and expenses	702,259	85,019	1,604	264,622	351,245	270,750	(30,124)		942,885
Operating income	97,424	321,677	(1,604)	(264,622)	55,451	42,744	33,130		173,298
Other income (expenses):
Interest income	585	—	—	—	—	—	—		585
Interest expense	(26,073)	(444,895)	1,604	—	(443,291)	(341,703)	336,058	(g)	(31,718)
Loss on debt extinguishment	(3,905)	—	—	—	—	—	3,905	(h)	—
Other, net	(26,846)	10,098	—	—	10,098	7,784	15,695	(i)	(3,367)
Total other income (loss), net	(56,239)	(434,797)	1,604	—	(433,193)	(333,919)	355,658		(34,500)
Income before tax	41,185	(113,120)	—	(264,622)	(377,742)	(291,175)	388,788		138,798
Income tax expense	(5,534)	(102,443)	—	79,387	(23,056)	(17,772)	(4,314)	(j)	(27,620)
Net income	35,651	(215,563)	—	(185,235)	(400,798)	(308,947)	384,474		111,178
Less: Net loss attributable to noncontrolling interest	(4)	—	—	—	—	—	—		(4)
Net income (loss) attributable to Coronado Global Resources Inc.	35,655	(215,563)	—	(185,235)	(400,798)	(308,947)	384,474		111,182
Earnings per share of common stock
Basic	0.37	—	—	—	—	—	—		$1.15
Diluted	0.37	—	—	—	—	—	—		$1.15
Average common shares outstanding
Basic	$96,651,692	—	—	—	—	—	—		96,651,692
Diluted	$96,656,067	—	—	—	—	—	—		96,656,067

See accompanying notes to the unaudited pro forma consolidated statement of operations.

Note 1. Basis of Preparation

The accompanying unaudited consolidated pro forma statement of operations was prepared in accordance with Article 11 of Regulation S-X and presents the pro forma combined results of operations of Coronado based upon the historical financial statements of each of Coronado and Curragh, after giving effect to the Curragh acquisition and change in tax status, and are intended to reflect the impact of the Curragh acquisition and change in tax status on Coronado’s statement of operations. The accompanying unaudited consolidated pro forma statement of operations has been prepared using, and should be read in conjunction with the consolidated financial statements of Coronado for the three and six months ended June 30, 2019. Assumptions and estimates underlying the pro forma adjustments are described in these notes.

The accompanying unaudited consolidated pro forma statement of operations is presented for illustrative purposes only and does not purport to be indicative of the actual results that would have been achieved by Coronado if the Curragh acquisition had been consummated as of the beginning of the periods presented or that will be achieved in the future. The unaudited consolidated pro forma statement of operations does not reflect the costs of any integration activities or benefits that may result from realization of synergies expected to result from the Curragh acquisition. In addition, throughout the period presented in the unaudited consolidated pro forma statement of operations until the date of acquisition on March 29, 2018, the operations of Curragh were conducted and accounted for as part of the former shareholder. Curragh’s unaudited combined financial information has been derived from the former shareholder’s historical accounting records and reflect certain allocations of direct costs and expenses. All of the allocations and estimates in such financial information are based on assumptions that the management of the former shareholder believes are reasonable. In the opinion of management, the unaudited consolidated pro forma statement of operations includes all normal and recurring adjustments that are considered necessary for the fair presentation of the results for the period presented. Curragh’s financial information does not necessarily represent the financial position of Curragh had it been operated as a stand-alone company during the period.

The unaudited consolidated pro forma statement of operations combines the historical consolidated statement of operations of Coronado for the three and six months ended June 30, 2018 and the unaudited combined financial information of Wesfarmers Curragh Pty Ltd for the three months ended March 29, 2018, giving effect to the Curragh acquisition as if both had been consummated on January 1, 2018.

Note 2. Income Statement Adjustments

The unaudited consolidated pro forma statement of operations reflects the following adjustments ($ in thousands):

a)             Reclassifications

These adjustments represent reclassifications to conform the accounting presentation of Curragh’s financial statements to Coronado’s financial statements.

b)             International Financial Reporting Standards, or IFRS, to U.S. GAAP adjustments (in AUD)

Impairment was adjusted as follows:

June 30, 2018
Elimination of Curragh’s impairment reversal(1)	263,097
Total IFRS to U.S. GAAP adjustment to impairment expense	263,097

(1)      Represents the removal of the IFRS, impairment reversal consistent with pushing back the U.S. GAAP acquisition fair values to January 1, 2018 and the prohibition under U.S. GAAP of the reversal of impairment expense.

Depreciation, depletion and amortization was adjusted as follows:

June 30, 2018
Adjustment to accretion of Curragh asset retirement obligation(1)	1,525
Total IFRS to U.S. GAAP adjustment to depreciation, depletion and amortization expense	1,525

(1)      Under U.S. GAAP, a company-specific risk adjusted discount rate is used which is higher than the discount rate required by IFRS.  The higher discount rate under U.S. GAAP reduces the asset retirement obligation, or ARO, booked initially and results in a higher accretion expense each period as the discounted ARO balance increases.

See Note J for discussion of the calculation of the income tax expense.

c)              USD translation rate

In order to translate the Curragh AUD results into USD, an exchange rate of .7708 was utilized. This represents the average exchange rate for the period from January 1, 2018 to June 30, 2018.

d)             Other revenues

Other revenues were adjusted as follows:

June 30, 2018
Amortization of the Stanwell below market CSA(1)	3,006
Total pro forma adjustment to other revenues	3,006

(1)         Relates to the amortization of the Stanwell below market coal supply agreement, or CSA. The Stanwell below market CSA represents the fair value attributable to the Australian coal supply obligation arising from the Coronado Curragh business combination.

e)              Depreciation, depletion and amortization

Depreciation, depletion and amortization were adjusted as follows:

June 30, 2018
Adjustment to depreciation of Curragh assets acquired(1)	7,977
Total pro forma adjustment to depreciation, depletion and amortization	7,977

(1)         Represents the adjustment to Curragh’s historical depreciation and amortization as a result of preliminary fair value adjustments to the acquired depreciable assets, mineral reserves and amortizable intangible assets.

f)               Selling, general and administrative

Selling, general and administrative expenses were adjusted as follows:

June 30, 2018
Transaction costs(1)	(38,101)
Total pro forma adjustment to selling, general and administrative expenses	(38,101)

(1)         Relates to advisory and legal fees incurred in the year ended June 30, 2018, which are directly attributable to the Curragh acquisition, but which are not expected to have a continuing impact on results following the consummation of the Curragh acquisition.

g)             Interest expense

Interest expense was adjusted as follows:

June 30, 2018
Eliminate intercompany interest expense(1)	341,702
Reversal of Bank of American Term Loan(2)	3,828
Recognition of DB Term Loan interest expense(3)(4)	(8,117)
Amortization of DB Term Loan debt issuance costs and discount(5)	(1,355)
Total pro forma adjustment to interest expense	336,058

(1)         Represents the removal of the historical interest charge in relation to an intercompany loan Curragh had with its previous shareholder which was assigned to Coronado upon acquisitions and is therefore eliminated in consolidation.

(2)         Represents the reversal of interest expense related to the Bank of America Term Loan on Coronado’s Statement of Operations. This loan was extinguished on March 29, 2018 in conjunction with the acquisition of Curragh. In order to represent the financing in-place as if the acquisition occurred on January 1, 2018, the effects of this note have been removed.

(3)         Represents additional interest expense related to the DB Term Loan. This $700 million loan, established on March 29, 2018, was used to partially finance the acquisition of Curragh and the additional interest charge reflects this loan as if it were in existence on January 1, 2018. The assumed interest rate for the three months to March 29, 2018 was 8.802%, representing LIBOR plus a 6.5% spread. This is the actual interest rate of the loan at origination. Due to the proximity of the assumed origination (January 1, 2018) and the actual origination (March 29, 2018) as well as the fact the loan was extinguished on October 24, 2018, the interest rate at March 29, 2018 was determined to be representative and more meaningful for the pro forma adjustment than utilizing the current rate.

(4)         For each one-eighth of 1% change in estimated interest rate associated with the $700 million DB Term Loan, interest expense would increase or decrease by $.4 million for the six months ended June 30, 2018.

(5)         Represents the additional amortization of debt issuance costs and the debt discount associated with the DB Term Loan.

h)             Loss on debt extinguishment

Loss on debt extinguishment was adjusted as follows:

June 30, 2018
Reversal of debt extinguishment related to the Bank of America Term Loan(1)	3,905
Total pro forma adjustment to loss on debt extinguishment expense	3,905

(1)         Represents the reversal of the debt extinguishment expense related to the Bank of America Term Loan on Coronado’s Statement of Operations. This loan was extinguished on March 29, 2018 in conjunction with the acquisition of Curragh. In order to represent the financing in-place as if the acquisition occurred on January 1, 2018, the effects of this note have been removed.

i)                Other, net

Other, net was adjusted as follows:

June 30, 2018
Transaction costs(1)	15,695
Total pro forma adjustment to selling, general and administrative expenses	15,695

(1)         Relates to the loss on Foreign Exchange, or FX, swap incurred in the six months ended June 30, 2018, which is directly attributable to the Curragh acquisition as it locked in the USD exchange rate in advance of the purchase of Curragh. This loss on FX swap is not expected to have a continuing impact on results following the consummation of the Curragh acquisition.

j)                Income tax provisions

For purposes of the unaudited pro forma condensed combined financial statements, an Australian statutory tax rate of approximately 30% has been used for pro forma adjustments related to Curragh. A U.S. blended statutory tax rate (Federal and State) of approximately 27% has been used for pro forma adjustments related to the U.S. LLC’s. This does not reflect Coronado’s effective tax rate, which will include other tax items such as state and foreign taxes as well as other tax charges and benefits, and does not take into account any historical or possible future tax events that may impact Coronado following the consummation of the Curragh acquisition.